UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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TCF FINANCIAL CORPORATION

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TCF FINANCIAL CORPORATION 200 Lake Street East Wayzata, MN 55391-1693 (952) 745-2760

Dear Stockholder:

On behalf of the Board of Directors of TCF Financial Corporation, I would like to invite you attend TCF Financial Corporation’s Annual Meeting of Stockholders at the DoubleTree by Hilton Minneapolis – Park Place, 1500 Park Place Boulevard, Minneapolis, Minnesota, on April 24, 2019 at 4:00 p.m. Central Time. The enclosed Notice of Annual Meeting of Stockholders provides additional details regarding the meeting.

We generated record net income in 2018 by delivering on our return on capital and efficiency commitments, which we believe are primary drivers of stockholder value. In addition, we reduced our risk profile by successfully managing the remix of our balance sheet, benefited from our retail-focused deposit base as interest rates continued to rise, and returned over 100 percent of net income to stockholders through common stock dividends and share repurchases, all while continuing to grow our capital base.

Our strong 2018 results, coupled with the resolution of the Consumer Financial Protection Bureau (the “CFPB”) and Office of the Comptroller of the Currency (the “OCC”) matter and the continued run-off of our auto finance portfolio, put us in position to be more forward-looking from a strategic standpoint. As a result, we announced a transformational merger of equals with Chemical Financial Corporation in late January 2019, which we believe will create a premier Midwest bank with the scale and profitability to enhance our ability to compete and win in an evolving macro environment and banking industry. We believe this transaction will deliver accelerated value creation for our stockholders, customers and team members.

As we prepare to complete this merger later in 2019, we remain focused on maintaining our high standards of corporate governance. By recognizing and implementing industry best practices and through the valuable feedback we continue to receive from our stockholders, we have developed a robust corporate governance program with strong executive compensation practices. We look forward to engaging in ongoing dialogue with our stockholders on these important issues moving forward.

In closing, we want to thank you for your ownership in TCF. We value our partnership with you and remain committed to improving stockholder value.

Sincerely,

Craig R. Dahl

Chairman, President, and

Chief Executive Officer

March 15, 2019

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of TCF Financial Corporation is scheduled as shown below:

April 24, 2019

4:00 p.m. Central Time

DoubleTree by Hilton Minneapolis - Park Place, 1500 Park Place Blvd., Minneapolis, Minnesota 55416

Meeting Agenda

1.	Elect 12 Directors, Each to Serve a One-Year Term;

2.	Advisory (Non-Binding) Vote to Approve Executive Compensation as disclosed herein (“Say on Pay”);

3.	Advisory (Non-Binding) Vote to Ratify the Appointment of KPMG LLP as Independent Registered Public Accountants for the Fiscal Year Ending December 31, 2019; and

4.	Other business properly brought before the Annual Meeting, if any.

You are entitled to vote at the Annual Meeting if you owned TCF common stock at the close of business on the record date, February 25, 2019. If you plan to attend the Annual Meeting, you will need to bring a valid form of photo identification and proof that you own shares of TCF common stock. More information regarding admission requirements can be found under “Additional Information – How Do I Attend the Annual Meeting” on page 55 of the Proxy Statement.

Whether or not you plan to attend the Annual Meeting, we urge you to vote now to make sure there will be a quorum for the Annual Meeting. You may access TCF’s proxy materials and vote your shares online by following the instructions on the Notice. If you receive a proxy card, you may vote your shares online, by telephone, or by mail by following the instructions on your proxy card. You may revoke your proxy by submitting another timely proxy, by notifying the Corporate Secretary of TCF in writing before your shares are voted at the Annual Meeting, or by voting your shares in person at the Annual Meeting. If you hold shares through a broker or other nominee, please follow the voting instructions provided to you by that broker or other nominee.

TCF is making its Proxy Statement for the 2019 Annual Meeting of Stockholders and its 2018 Annual Report to Stockholders available through the Investor Relations section of TCF’s website at http://ir.tcfbank.com. A free webcast of the Annual Meeting also will be available at http://ir.tcfbank.com on Wednesday, April 24, 2019, at 4:00 p.m. Central Time.

Wayzata, Minnesota
March 15, 2019

By Order of the Board of Directors,

Craig R. Dahl

Chairman, President, and

Chief Executive Officer

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PROXY STATEMENT

The Board of Directors (the “Board”) of TCF Financial Corporation (“TCF Financial,” “TCF,” “we,” “our” or the “Company”) requests your proxy for the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), which is being solicited on behalf of the Board and TCF. The Annual Meeting is scheduled for Wednesday, April 24, 2019 at 4:00 p.m. Central Time at the DoubleTree by Hilton Minneapolis - Park Place, 1500 Park Place Blvd., Minneapolis, MN 55416.

The Notice of Internet Availability of Proxy Materials (the “Notice”) or, in some cases, this Proxy Statement, and the accompanying form of proxy, will first be mailed on or about March 15, 2019. Stockholders are entitled to vote at the Annual Meeting if they owned shares of TCF’s common stock at the close of business on February 25, 2019 (the “Record Date”). There were 163,966,944 shares of TCF common stock outstanding on the Record Date.

The Board unanimously recommends that stockholders take the following actions at the Annual Meeting:

Item		Recommendation
1.	Election of 12 Directors, Each to Serve a One-Year Term	Vote FOR
2.	Advisory (Non-Binding) Vote to Approve Executive Compensation as disclosed herein (“Say on Pay”)	Vote FOR
3.	Advisory (Non-Binding) Vote to Ratify the Appointment of KPMG LLP as Independent Registered Public Accountants for the Fiscal Year Ending December 31, 2019	Vote FOR

Proposal 1	Election of Directors

Each Director listed below has been nominated by the Board for election to a one-year term. Unless instructed otherwise by the person submitting the proxy, all proxies received will be voted in favor of the Nominees listed in the following table. All Nominees agree they will serve if elected. However, if any Nominee is unable to serve or for good cause will not serve, a proxy submitted to TCF may be voted for a replacement nominee by your proxies.

Name	Position(s) with TCF Financial	Age	Director Since*
Peter Bell	Director	67	2009
William F. Bieber	Director	76	1997
Theodore J. Bigos	Director	66	2008
Craig R. Dahl	Director, Chairman, President, and Chief Executive Officer	64	2012
Karen L. Grandstrand	Director	64	2010
George G. Johnson	Director	76	1998
Richard H. King	Director	63	2014
Vance K. Opperman	Lead Director	76	2009
Roger J. Sit	Director	57	2015
Julie H. Sullivan	Director	61	2016
Barry N. Winslow	Director	71	2008
Theresa M. H. Wise	Director	52	2019
*	Excludes Director service with subsidiaries, predecessor companies or companies merged with TCF Financial.

Each Nominee’s qualifications and contributions made to the Board were considered before each individual was nominated for election at the Annual Meeting. We believe that each Director brings unique abilities and insights and that the Board is comprised of a strong and diverse group of Directors. The background of each candidate including relevant experience and why TCF believes each is a valuable member of the Board is set forth below.

Recommendation of the Board

The Board unanimously recommends that stockholders vote “FOR” all of the Nominees listed above.

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Background of the Nominees

The following describes at least the last five years of business experience of each Nominee proposed for election as a Director, as well as the specific experience, qualifications, attributes or skills that led to the conclusion that the Nominee should serve as a Director of TCF. The descriptions also include any other directorships at public companies held during the past five years by the Nominees. There is no family relationship between any of the Directors, Nominees or executive officers of TCF, and there are no arrangements or understandings between the Directors and any other person pursuant to which he or she was or is to be selected as a Director or Nominee.

Peter Bell

Director of TCF Financial
Director Since: 2009

Peter Bell is currently a member of the BSA (Bank Secrecy Act) and Compliance, Compensation, Nominating, and Corporate Governance (“Compensation”), Finance, and Risk Committees. Since December 2010, Mr. Bell has served as Senior Advisor to the Center of the American Experiment, a public policy institution. From 2003 until December 2010, he was the Chair of the Metropolitan Council, a regional agency serving the Minneapolis/St. Paul metropolitan area, that operates the bus, wastewater, and parks systems, and administers funds for affordable housing opportunities, and he was responsible for strategic long-range growth planning for the Minneapolis/ St. Paul metropolitan area. He was Executive Vice President at Hazelden Publishing and Educational Services from 1999 to 2002 and Executive Vice President of Corporate Community Relations at TCF National Bank (“TCF Bank”), a wholly-owned national bank subsidiary of TCF Financial, from 1994 to 1999. He was the co-founder and Executive Director of the Institute on Black Chemical Abuse and has authored and published numerous books on chemical dependence. He is a former member of the Board of Regents of the University of Minnesota, and serves on the Board of Directors of the American Action Forum, Friends of Education, Greater Twin Cities United Way, Questscope, and many other local and national social and civic organizations. In addition to unique management experience in the public and private sectors, Mr. Bell contributes his extensive experience in government affairs to the Board. As a bank holding company regulated by several federal agencies, TCF has numerous dealings with regulatory bodies, and Mr. Bell’s expertise in dealing with a wide variety of state and federal regulators is very helpful in Board deliberations that involve TCF’s regulatory relationships.

William F. Bieber

Director of TCF Financial
Director Since: 1997

William F. Bieber is currently a member of the BSA and Compliance, Compensation, Executive, Finance, and Risk Committees. He is currently Chairman of the Board of ATEK Companies, Inc., a Minnesota-based organization supplying various products to the commercial, medical, and industrial marketplace, a position he has held since 1984. As the Chief Executive Officer and owner of Acrometal Products, a position he first held in 1973, Mr. Bieber acquired numerous manufacturing and production entities, expanding the business that would become the ATEK family of companies. He previously served as President of the Board of Hammer Residences Inc. and as a cabinet member to the Minneapolis United Way. In these roles, Mr. Bieber obtained years of management experience and financial expertise. The Board especially values his extensive experience in starting, acquiring and growing businesses. TCF attempts to run its business lines with an entrepreneurial spirit, and Mr. Bieber’s knowledge of how to turn a product concept into a profitable business venture benefits Board discussions regarding products and strategic initiatives.

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Theodore J. Bigos

Director of TCF Financial
Director Since: 2008

Theodore J. Bigos is currently a member of the Compensation, Finance, and Risk Committees and the Risk Management Subcommittee. He has been the owner of Bigos Management, Inc., an apartment ownership and management firm located in Minnesota, for over 35 years and he has been involved in the ownership or operation of apartment complexes for over 40 years. As TCF’s primary businesses include both residential and commercial lending, Mr. Bigos’ unique experience in long-term management of an apartment conglomerate and corresponding knowledge of the real estate markets make him a valuable contributor to the Board.

Craig R. Dahl

Director and Chairman of TCF Financial
Director Since: 2012
Chairman Since: 2017

Craig R. Dahl is currently the Chair of the Executive Committee, and served as a member of the Technology Committee until February 2019. Mr. Dahl was appointed Chairman of the Board on April 26, 2017 and had previously served as a Vice Chairman starting in 2012. He has been President and CEO of TCF Financial since January 1, 2016, and has been President of the Company since March 2015. Prior to that, Mr. Dahl had been an Executive Vice President of the Company since 1999. During his tenure, Mr. Dahl has also held numerous leadership positions with many of TCF’s wholly-owned lending subsidiaries, including Chairman of TCF Inventory Finance, Inc., Chairman and CEO of Winthrop Resources Corporation, and Chairman of Gateway One Lending and Finance, LLC. Mr. Dahl’s expertise in the lending and finance industries enables him to make meaningful contributions during Board discussions.

Karen L. Grandstrand

Director of TCF Financial
Director Since: 2010

Karen L. Grandstrand is currently the Chair of the Risk Committee and the Risk Management Subcommittee and a member of the Audit, Compensation, Executive, and Finance Committees. She is a shareholder in the Minneapolis law firm of Fredrikson & Byron, P.A. and Chair of the firm’s Bank and Finance Group. Prior to joining the firm in 1999, Ms. Grandstrand was Senior Vice President of the Banking Supervision and Risk Management Departments at the Federal Reserve Bank of Minneapolis, where she worked from 1985 to 1999. She served as a director of Thrivent Financial Bank from 2006 to 2010 and has also served as a director for various Minnesota civic and educational entities. Ms. Grandstrand’s contributions as a Director include her insight into the regulatory environment in which TCF operates and expertise in regulatory compliance. As the banking industry is highly regulated, her knowledge, experience, and skills are invaluable to the Board’s decision making.

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George G. Johnson

Director of TCF Financial
Director Since: 1998

George G. Johnson is currently a member of the Audit, BSA and Compliance, Finance, and Risk Committees. Mr. Johnson is a certified public accountant and Chairman of George Johnson & Company, a certified public accounting firm which he founded in 1971, and George Johnson Consultants and George Johnson Consultants, LLC, consulting firms which he founded in 1995 and 2017, respectively. Until July 1, 2016, he served as a board member and Chair of the Finance Committee of the American Alliance of Museums, which has over 4,000 member organizations, and he serves as a director for various civic and educational organizations in the Detroit, Michigan area. In addition to management and entrepreneurial experience, Mr. Johnson contributes accounting expertise to the Board grounded in his 40-plus year career as a certified public accountant. As TCF is a publicly traded financial services company, the Board is focused on the integrity of TCF’s financial statements, and Mr. Johnson’s financial acumen is invaluable in the Board’s reviews.

Richard H. King

Director of TCF Financial
Director Since: 2014

Richard H. King is currently the Chair of the Technology Committee and a member of the Audit, Finance, and Risk Committees. He is the Executive Vice President, Operations at Thomson Reuters Corporation, a global provider of intelligent information, a position he has held since 2017. Mr. King has been with Thomson Reuters since 2000 serving in various positions of leadership including Executive Vice President & Chief Information Officer from 2015 until 2017, Executive Vice President & Chief Operating Officer for Technology from 2012 to 2015, and Chief Technology Officer of Thomson Reuters Professional Division and Executive Vice President and Chief Operating Officer of Thomson West from 2008 to 2012. Mr. King has completed the NACD Cyber-Risk Oversight Program and received the CERT Certificate in Cybersecurity Oversight issued by the Software Engineering Institute at Carnegie Mellon University. Mr. King’s extensive technology experience in the information industry is beneficial to the Board, and allows him to provide special insights with respects to TCF’s information technology and information security issues.

Vance K. Opperman

Lead Director of TCF Financial
Director Since: 2009
Lead Director Since: 2014

Vance K. Opperman is currently the Lead Director and Chair of the Compensation Committee and a member of the Audit, Executive, Finance, Risk, and Technology Committees and the Risk Management Subcommittee. He is President and CEO of Key Investment, a private investment company involved in publishing and other activities, a position he has held since 1996. From 1993 to 1996, he was President of West Publishing Company, a provider of legal and business information research now owned by Thomson Reuters. He has served on the Board of Directors of Thomson Reuters since 1996 and has been Lead Director since 2013. He also served on the Board of Directors of Blue Cross Blue Shield of Minnesota until June 2014. Mr. Opperman’s background in executive management and expertise in finance make him a valuable member of the Board. The legal skills he acquired as an attorney and as the president of a large company in the legal publishing business are useful in the Board’s discussions of legal risk and regulatory issues. As president of West Publishing, Mr. Opperman acquired managerial and analytical skills which enable him to provide valuable insight to Board discussions. In addition, Mr. Opperman’s experience in the healthcare industry is unique to the Board, and allows him to provide special insights with respect to TCF’s healthcare and medical benefits issues.

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Roger J. Sit

Director of TCF Financial
Director Since: 2015

Roger J. Sit is currently Chair of the Finance Committee and a member of the Audit, Compensation, and Risk Committees. He is the CEO, Global Chief Investment Officer and a Director of Sit Investment Associates, a privately-owned institutional investment management firm, positions he has held since 2008, and has held various positions at Sit Investment Associates since 1998. Mr. Sit has over twenty-five years of financial services experience. He currently serves on the Boards of Convergent Capital, University of Minnesota Foundation, and the McKnight Foundation. As a CEO of a successful investment management firm, Mr. Sit has acquired managerial and analytical skills which enable him to provide valuable insight to the Board.

Julie H. Sullivan

Director of TCF Financial
Director Since: 2016

Julie H. Sullivan is currently the Chair of the Audit Committee and a member of the Finance, Risk, and Technology Committees. Dr. Sullivan has been the President of the University of St. Thomas (MN) since July 2013. Prior to that, she served as Executive Vice President and Provost of the University of San Diego from 2005 to 2013, with responsibility over academic and budgetary affairs. She served as a director of SI Group, a privately owned global chemical company, from 2001 to 2016, and was also a member of the Audit, Compensation, and Pension Committees. Dr. Sullivan previously served on the boards of PICO Holdings Inc. from 2009 to 2015, Applied Micro Circuits Corp from 2005 to 2011, and United PanAm Financial Corporation from 2007 to 2008, serving as the Chair of the Audit Committee for each during her tenure. She also currently serves on the Boards of the non-profits Loyola University Chicago, Catholic Charities of St. Paul and Minneapolis, and the Greater Twin Cities United Way. Dr. Sullivan is a non-practicing certified public accountant and a member of the National Association of Corporate Directors. Dr. Sullivan brings a unique perspective to the Board given her long career in academia, as well as extensive financial experience and acumen which are invaluable in the Board’s review of TCF’s financial statements.

Barry N. Winslow

Director of TCF Financial
Director Since: 2008

Barry N. Winslow is currently the Chair of the BSA and Compliance Committee and a member of the Finance and Risk Committees and the Risk Management Subcommittee. Mr. Winslow served as Vice Chairman, Corporate Development of TCF Financial from January 2012 until his retirement in July 2014, and had been a Vice Chairman of TCF since 2008. Prior to his retirement, Mr. Winslow had held various leadership positions with TCF and its subsidiaries since 1993, with the exception of January 2008 to July 2008. During that time, Mr. Winslow was a financial consultant for several banks, including TCF, with a primary focus on advice, analysis, and strategic planning related to mergers and acquisitions, as well as strategies for non-performing asset dispositions. He has served as a director of Sit Mutual Funds since 2010. Mr. Winslow has also served as an adjunct professor of finance at several universities, including Ohio State, Cincinnati, Xavier, and North Texas. Mr. Winslow has extensive knowledge of the banking industry, with an emphasis in commercial lending, which he obtained through his distinguished career. This knowledge and his experience as an advisor and former employee of TCF make him a valuable member of the Board.

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Theresa M. H. Wise

Director Since: 2019

Theresa M. H. Wise is currently a member of the Finance, Risk, and Technology Committees. Dr. Wise currently serves as CEO and Principal for Utaza, LLC, a business advisory group focused on IT strategy, customer data analytics, mathematical models for inventory and revenue optimization. From 2008 to 2016, Dr. Wise served as Senior Vice President and Chief Information Officer of Delta Air Lines, a publicly traded airline company, where she led the successful integration of technology and business readiness plans following its acquisition of Northwest Airlines, a formerly publicly traded airline company, where she previously served as Chief Information Officer from 2001 to 2008. Since 2016, Dr. Wise has served as a director of Impinj, Inc., a publicly traded provider of radio frequency identification devices, software and solutions, where she serves on the Compensation committee. Since 2018, Dr. Wise has served as a director of Midcontinent Independent System Operator, Inc., also known as MISO, a not-for-profit member-based organization that ensures reliable, least-cost delivery of electricity, where she serves on the Technology, System Planning and Human Resource committees. Dr. Wise also serves on the Board of Trustees of the Science Museum of Minnesota (serving on the Executive, Finance and Audit committees), the Board of Regents of St. Olaf College (serving on the Executive and Audit committees, and serving as chair of the Nominating and Governance committee), and is a violinist with the Bloomington Symphony. Dr. Wise’s extensive experience in technology, IT strategy and integration make her a valuable member of the Board.

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Corporate Governance

TCF has established and operates within a comprehensive plan for membership, independence, committee membership, and ethical conduct of the Board. TCF’s Corporate Governance Guidelines provide, along with applicable rules of the New York Stock Exchange (the “NYSE”) and the Securities and Exchange Commission (the “SEC”), the criteria used by TCF to make its independence determination for each Director. The Corporate Governance Guidelines are available on TCF’s website at https:// www.tcfbank.com/About-TCF/Corporate-Governance/Corporate-Governance-Guidelines.

TCF’s corporate governance policies recognize the importance of sound governance practices in the financial services industry.

The Board currently consists of 12 members. The number of Directors is determined by the Board from time to time and may range in size from 7 to 25 members. The Board typically meets at least quarterly in January, April, July, and October.

Directors are elected by a plurality vote of the stockholders provided that, in an uncontested election, any Director nominee who receives a greater number of “WITHHOLD” votes from his or her election than votes “FOR” such election shall immediately offer his or her resignation to the Board. The Board will then decide whether to accept the resignation.

Director Nominations

The Compensation Committee, which consists entirely of independent Directors as determined by the Board under applicable rules, is responsible for the nomination of Director candidates. The Board has adopted a Director Selection Policy, which sets forth the process by which the Compensation Committee will identify and nominate Director candidates and the criteria that the Compensation Committee will utilize to evaluate such candidates. The Director Selection Policy is available on TCF’s website at https://www.tcfbank.com/About-TCF/Corporate-Governance/Director-Selection-Policy.

The Compensation Committee will identify Director candidates based on suggestions from current Directors and senior management, recommendations from stockholders and the use of a search firm, if necessary. TCF has not, to date, paid any fees to any firm in connection with locating or evaluating any Director candidates. After potential candidates are identified, the Compensation Committee will then review the candidate’s qualifications to determine which candidates best meet the following criteria: integrity, maturity and judgment, experience and reputation, collegiality, expertise, commitment, independence and diversity. The Compensation Committee’s consideration of diversity includes identifying candidates that can provide a range of talents, expertise and perspectives representative of the interests of the constituencies TCF serves. The candidates that best meet these criteria will then be interviewed by the Chair of the Compensation Committee, another committee member, the CEO, Lead Director, and the Chairman of the Board. Once the Compensation Committee selects a candidate, it provides the Board with a recommendation and the Board will then either formally nominate the candidate for election at an annual meeting or appoint the candidate to fill a current vacancy. Non-management members of the Board identified and recommended Dr. Theresa M. H. Wise to fill the Board seat left vacant by the resignation of Thomas F. Jasper. Dr. Wise was elected by the Board to serve as Director on February 15, 2019.

The Board has also adopted amendments to the Bylaws to allow stockholders proxy access for Director nominations. Article II, Section 13(c) of the Bylaws permits a stockholder, or a group of up to 20 stockholders, which have owned shares of TCF representing an aggregate of at least three percent of the voting power entitled to vote in the election of directors continuously for at least three years to nominate and include in TCF’s annual meeting proxy materials director nominees in a number up to 25 percent of the Board. Such nominations are subject to certain eligibility, procedural and disclosure requirements set forth in Article II, Section 13(c), including the requirement that TCF must receive notice of such nominations between 150 and 120 calendar days prior to the anniversary date of the previous year’s annual proxy materials mailing, except as otherwise provided in Article II, Section 13(c).

Stockholders may submit nominations to the Compensation Committee for consideration at next year’s Annual Meeting prior to the deadlines set forth under “Additional Information – How can Stockholders Submit Proposals and Nominate Directors for Next Year’s Annual Meeting?” Any such nomination must include the information specified in Article II, Section 13 of TCF’s Bylaws and nominations should be mailed to the attention of the Compensation, Nominating, and Corporate Governance Committee, c/o TCF’s Corporate Secretary at the TCF address provided in the next sentence. A copy of the Bylaws can be obtained from the Company’s Corporate Secretary at 200 Lake Street East, Mail Code EX0-01-G, Wayzata, MN 55391-1693. The Compensation Committee will evaluate all recommended nominees, including those submitted by stockholders, based on the criteria set forth above.

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Board Leadership Structure and the Board’s Role in Risk Oversight

TCF’s independent lead Director (the “Lead Director”) serves as the liaison between the Chairman and the independent Directors. The Lead Director works with management, including the CEO, to determine the information and materials that are provided to Board members. The Lead Director also consults with the Chairman on other such matters as are pertinent to the Board and the Company and is available for direct communication and consultation with regulators upon request. TCF’s Lead Director chairs the Board meetings when the Chairman is not present, which includes the executive sessions of the Board for only the independent Directors, and has the authority to call meetings of the independent Directors. The Lead Director is elected annually by the independent members of the Board. Vance K. Opperman currently serves as Lead Director.

Craig R. Dahl currently serves as the President and CEO of the Company and as the Chairman of the Board. TCF believes that having both a combined Chairman and CEO and an independent Lead Director currently provides the best board leadership structure for TCF. This structure, together with TCF’s other sound corporate governance practices, provides strong independent oversight of management while ensuring clear strategic alignment throughout the Company. Specifically, Mr. Dahl proposes strategic priorities to the Board, and with input from the Lead Director, communicates the Board’s guidance to management and is ultimately responsible for implementing the Company’s key strategic initiatives.

The Board believes that this leadership structure is appropriate given TCF’s characteristics and present circumstances because it provides the Board with a leader with great substantive knowledge of the Company and the financial industry generally, while having a Lead Director to act as a single voice for the independent Directors and to lead the Board when the Chairman and CEO is unavailable. The Board believes this structure is currently more advantageous for the Company’s stockholders.

TCF has had a combined Chairman and CEO in place most of the time since the Company’s inception. While the possibility exists that the Board could separate the roles of Chairman and CEO in the future under appropriate circumstances, such as in connection with a management succession or consummation of a significant strategic transaction, the Board believes that having a combined Chairman and CEO is more beneficial to the Company’s performance.

The Company also places a significant emphasis on Board independence. Currently, 11 of the Board’s 12 members (92%) meet the independence requirements under NYSE rules and the Company’s own independence requirements. These independent Directors regularly meet in executive session without management present. Each member of the Board’s Audit, BSA and Compliance, Compensation, Finance, and Risk Committees and the Risk Management Subcommittee is independent and, in addition to the Lead Director, serve in oversight roles. Through the Audit, Compensation, and Risk Committees, the Board is actively involved in oversight of risk, compliance, potential conflicts of interest and related party transactions, and business results. The Compensation Committee is also specifically responsible for an annual review of the CEO’s performance and compensation. Because all Board members have complete access to management and outside advisors, there are multiple sources of information for the Board.

Communications With Directors

The Board has provided a process for stockholders and other interested parties to communicate directly with the Lead Director, any other Director, the full Board, or with independent Directors as a group. This process is discussed on TCF’s website at https://www.tcfbank.com/About-TCF/Corporate-Governance/Communications-with-Directors.

Regular Separate Non-Employee Director Meetings

The non-employee Directors, all of whom are independent under NYSE rules as of the date of this Proxy Statement, meet independently in executive sessions following the regularly scheduled meetings of the Board. The Lead Director presides over each executive session.

Code of Ethics

TCF has adopted a code of ethics applicable to the Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”), and Principal Accounting Officer (“PAO”) (the “Senior Financial Management Code of Ethics”), as well as a code of ethics generally applicable to all employees (including the PEO, PFO, and PAO) and Directors of TCF (the “Code of Ethics”). The Code of Ethics and Senior Financial Management Code of Ethics are both available for review on TCF’s website at https://www.tcfbank.com/About-TCF/Corporate-Governance/Code-Ethics-Policy and https://www.tcfbank.com/About-TCF/Corporate-Governance/Code-Ethics-Senior-Financial-Management, respectively. Any changes to either code will be posted on the website, and any waivers granted to or violations by the PEO, PFO, PAO, or any Director will be posted on TCF’s website. To date, there have been no waivers granted to or violations by the PEO, PFO, PAO, or any Director.

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Director Attendance

The business, property, and affairs of TCF are managed by or under the direction of the Board. The Board met ten times in 2018. All Board members are expected to attend all Board meetings, as well as all committee meetings of which they are a member and are invited to attend meetings of committees of which they are not members. TCF requests Directors to attend the Annual Meeting if their schedules permit. Twelve Directors serving as of the 2018 Annual Meeting attended the 2018 Annual Meeting.

During 2018, all Directors attended at least 75% of the combined meetings of the Board and the committees on which they served except for Mr. Johnson, whose attendance totaled 73% across all such meetings. Mr. Johnson was unable to attend certain meetings of the Board due to the meetings being called on extremely short notice. Mr. Johnson made every effort to attend such meetings but was unable to do so in certain cases due to unavoidable scheduling conflicts. Mr. Johnson was briefed on the content of any of the meetings for which he was absent. But for these meetings called on short notice, Mr. Johnson’s attendance at regularly scheduled Board and committee meetings would have exceeded 75%.

Mr. Johnson has been a key member of the Board since 1998, providing essential accounting expertise and financial acumen. TCF does not believe that one-year attendance of a Director is the only measurement of Director engagement, particularly for a Director with the tenure of Mr. Johnson, who has attended 94% of meetings of the Board and committees of which he was a member since 2008.

Board Committees, Committee Memberships, and Meetings in 2018

The following table identifies the principal responsibilities, number of meetings held in 2018, and the members for each of the standing Board committees (those which meet regularly) including those with audit, compensation, and nominating responsibilities. Mr. Dahl is an executive officer of TCF and does not serve on any of the standing Board Committees except for the Technology Committee, on which he served until February 2019. In addition to the committees reflected below, there is an Executive Committee of the Board consisting of Ms. Grandstrand, and Messrs. Bieber, Dahl, Opperman, and Zona (until April 25, 2018). The Executive Committee, which serves as a liaison between management and the Board, did not meet in 2018.

Committee	Principal Responsibilities	Members (*Chair)(1)
Audit 8 meetings in 2018

•   Oversee relationship with independent auditor

•   Oversee and review financial reporting and disclosure matters

•   Oversee compliance

•   Oversee internal audit function, including supervision and evaluation of the performance of the Chief Audit Executive

Grandstrand Johnson King Opperman Sit Sullivan*
BSA and Compliance 4 meetings in 2018

•   Oversee BSA compliance, including reviewing reports on issues, trends, policies, processes, identification of risks, and other matters

•   Oversee TCF’s compliance efforts and programs designed to address relevant laws and regulations

•   Review reports on customer complaint activity

Bell Bieber Johnson Winslow*
Compensation, Nominating, and Corporate Governance 4 meetings in 2018

•   Review, recommend, and approve employee-related matters

•   Evaluate the performance of the CEO

•   Review, recommend, and approve executive compensation, including equity awards

•   Review, recommend, and approve Director nominations

•   Oversee corporate governance matters

•   Review management succession planning

•   Supervise the administration of benefit plans

Bell Bieber Bigos Grandstrand Opperman* Sit
Finance 4 meetings in 2018

•   Review and approve, and oversee the administration and effectiveness of TCF’s financial risk management policies

•   Oversee stress testing framework developed by management

•   Review and approve stress test results for submission to regulators

•   Review financial strategies

•   Review capital planning, including dividend recommendations

•   Review merger, acquisition, and expansion activity

•   Review debt and equity issuance and retirement matters

Bell Bieber Bigos Grandstrand Johnson King Opperman Sit* Sullivan Winslow

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Committee	Principal Responsibilities	Members (*Chair)(1)
Risk 4 meetings in 2018

•   Oversee TCF’s Enterprise Risk Management Program

•   Oversee and consult with management regarding the Company’s ongoing attention to its risk appetite governance

•   Oversee TCF’s relationships with regulatory agencies

•   Oversee TCF’s risk management function, including an annual evaluation of the performance of the Chief Risk Officer

Bell Bieber Bigos Grandstrand* Johnson King Opperman Sit Sullivan Winslow
Risk Management Subcommittee 4 meetings in 2018

•   Assist the Risk Committee in its oversight of TCF’s risk management programs and processes

•   Delegated authority and responsibilities from the full Risk Committee

•   Report to the full Risk Committee at each Risk Committee meeting

Bigos Grandstrand* Opperman Winslow
Technology 4 meetings in 2018

•   Oversee TCF’s technology strategy

•   Review TCF’s technology risks and coordinate with management and other Board committees regarding TCF’s oversight of technology risk management and risk assessment guidelines and policies

•   Oversee cyber security risk management

Dahl King* Opperman Sullivan

(1)	Mr. Zona served as a member of the Audit and Risk Committees, the Risk Management Subcommittee, and as Co-Chair of the Finance Committee until his retirement from the Board on April 25, 2018. Mr. Ramstad served as a member of the BSA and Compliance, Finance and Risk Committees until his retirement from the Board on May 2, 2018.

Audit Committee

All members of the Audit Committee are listed above and are independent under the standards outlined below under “Director Independence and Related Person Transactions - How Does the Board Determine Which Directors are Independent?” and under the additional audit committee independence standards under Section 36(g) of the Federal Deposit Insurance Act. The Board has determined that Dr. Sullivan and Messrs. Johnson, Opperman, and Sit are Audit Committee Financial Experts, as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, and the Exchange Act (“Regulation S-K”). The Audit Committee operates under a formal charter that may be accessed on our website at https://www.tcfbank.com/About-TCF/Corporate-Governance/Audit-Committee-Charter.

Compensation, Nominating, and Corporate Governance Committee

All members of the Compensation Committee are listed above and are independent under the standards outlined below under “Director Independence and Related Person Transactions – How Does the Board Determine Which Directors are Independent?” and under the additional compensation committee independence standards under Section 303A.02 of the NYSE Listed Company Manual. Each member of the Compensation Committee also currently meets the definition of an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Mr. Bell who was a TCF Bank officer from 1994 to 1999. The Compensation Committee operates under a formal charter that may be accessed on our website at https://www.tcfbank.com/About-TCF/Corporate-Governance/ Compensation-Nominating-Corporate-Governance-Charter.

Scope of Authority

Full authority is delegated from the Board to the Compensation Committee (or the Independent Subcommittee (defined below)) to act on the following matters without Board approval:

•	Review and approve the Company’s compensation and benefits policies generally, including reviewing and approving any equity-based compensation;

•	Review and approve the compensation of, and benefits for, the CEO and other executive officers;

•	Review and approve management’s risk assessment of incentive compensation plans for the CEO, executive officers, and other appropriate employees of the Company;

•	Determine if any deferral or clawback provisions for the CEO or other executive officers have been triggered and executed as required;

•	Prepare the Compensation Committee Report required by the SEC and NYSE rules to be included in the proxy statement, review and discuss the Compensation Discussion and Analysis (the “CD&A”) with management, and provide a recommendation to the Board regarding the inclusion of the CD&A in the Company’s proxy statement;

•	Periodically review the Company’s management succession planning, in consultation with the CEO;

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•	Review and approve any employment contracts and severance agreements with executive officers other than the CEO;

•	Annually, review and approve the summary of perquisites for the CEO and review summaries of perquisites for the other senior executive officers; and

•	Supervise the administration of all TCF benefit plans, including:

–	Approval of amendments as needed (except where the amendment requires full Board approval);

–	Selection of trustees, funding agents, investment managers and other similar asset managers for the trust funds;

–	Exercise of all other administrative and interpretive authority under the plans; and

–	Exercise of all other responsibilities as provided in the plans.

Delegation of Authority

The Compensation Committee may establish subcommittees from time to time, including an independent subcommittee consisting of Compensation Committee members who are “outside directors” under Section 162(m) of the Code and are “non-employee directors” under Rule 16b-3 of the Exchange Act. The Compensation Committee has delegated to an independent subcommittee (the “Independent Subcommittee”) consisting of each member of the Compensation Committee other than Mr. Bell, a former TCF Bank officer, all responsibility with regard to equity awards and compensation intended to qualify for grandfathered deductibility under Section 162(m) of the Code. The Compensation Committee has the power to delegate such duties and authority to the subcommittees as it approves.

Use of Consultants

The Compensation Committee has authority to retain consulting firms for the purpose of evaluating compensation and other compensation-related matters for TCF’s Directors, CEO and other executive officers. The Compensation Committee has retained Frederic W. Cook & Co. (“FW Cook”), principally to provide advice and peer group information, which the Compensation Committee considers when developing the terms of long-term incentive awards, incentive compensation plans, and overall compensation amounts for the executive officers named in the Summary Compensation Table (the “NEOs”). During 2018, FW Cook was paid approximately $57,000 for these services. FW Cook did not provide any other services to TCF other than those provided to the Compensation Committee during 2018. FW Cook has internal policies regarding conflicts of interest. The Board affirmatively determined that no conflicts of interest have been raised in connection with the services provided by FW Cook, and that FW Cook was independent under applicable NYSE rules at the time services were provided to the Compensation Committee.

Process for Determining Director Compensation

The Compensation Committee generally meets in January, April, July, and October, with additional special meetings held as needed. Director compensation is reviewed from time to time on an informal basis by the CEO and Chair of the Compensation Committee. Their recommendations concerning any change in Director compensation are referred to the Compensation Committee and the Board.

Compensation Committee Interlocks and Insider Participation

Directors Bell, Bieber, Bigos, Grandstrand, Opperman, and Sit served on the Compensation Committee in 2018. None of these Directors has ever served as an officer or employee of TCF or any of its subsidiaries, other than Mr. Bell. The Board has determined that all members of the Compensation Committee were independent for 2018 under standards outlined below and under applicable NYSE rules. Certain relationships with Directors are disclosed below under “Director Independence and Related Person Transactions - What Transactions Were Considered Non-Material?”

Director Independence and Related Person Transactions

How Does the Board Determine Which Directors are Independent?

Pursuant to NYSE listing standards, at least a majority of TCF Directors must be independent. For a Director to be considered independent, the Board must make an affirmative determination that the Director has “no material relationship” with TCF. The NYSE independence standards, as incorporated into the regulations of the SEC, identify certain transactions or relationships which automatically disqualify a Director from being considered independent. In the case of transactions or relationships with a Director’s business, annual payments of more than the greater of $1.0 million or 2.0% of the gross revenues of the Director’s business are automatically disqualifying.

In addition, the Board has adopted the categorical standards listed below to assist it in determinations of independence. The additional categorical independence standards are included in TCF’s Corporate Governance Guidelines, which may be accessed

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on our website at https://www.tcfbank.com/About-TCF/Corporate-Governance/Corporate-Governance-Guidelines. The Board deems transactions or relationships falling within a categorical standard listed below to automatically be non-material:

•	Commercial Loans from TCF Bank Subject to Approval Under Federal Reserve Board Regulation O (“Regulation O”) to a Director’s Business. Loans, leases, and other extensions of credit from TCF Bank or a subsidiary to a Director’s company are not material if they are not automatically disqualifying under the NYSE independence standards, are subject to approval under Regulation O, and TCF has not classified them as being in default;

•	Transactions or Relationships Which Are Beneath Certain Thresholds and Are Not Automatically Disqualifying.Transactions or relationships between TCF and a Director, the Director’s related business, or any immediate family members of the Director are not material if they are not automatically disqualifying under the NYSE independence standards, and the transaction (including employment) amounts are not in excess of $120,000 in a calendar year;

•	Retail Banking Relationships: Home Mortgages, Consumer Loans, and Retail Deposit Accounts. Home mortgages, consumer loans and retail deposit accounts at TCF for a Director or immediate family members of the Director are not material if they are not automatically disqualifying under the NYSE independence standards and are on ordinary retail consumer terms and conditions; and

•	Stockholder Ownership under 10%; Limited Partnerships; Service as Executive Officer. A Director’s ownership of less than a 10% equity interest in a company, or a limited partnership interest in a company, is not sufficient to cause the company to be considered as an indirect interest of the Director for purposes of determining material business relationships between the Director and TCF. However, a Director’s service as an executive officer of a company is sufficient to cause the company to be considered as an indirect interest of the Director for purposes of determining material business relationships between the Director and TCF, even if the Director has ownership of less than a 10% equity interest in such a company.

What Transactions Were Considered Non-Material?

During 2016 through 2018, TCF was a party to relationships with certain Directors, their related companies, or immediate family members, each of which was determined by the Board to be not material for purposes of Director independence for each Director who served during 2018 and for each Nominee.

Commercial Loans, Consumer Loans, and Retail Banking Accounts

Each of the following transactions and relationships was reviewed by the Board and was determined to not constitute a material relationship for purposes of Director independence, based on the categorical standards described above:

•	Mr. Bieber or his related companies had commercial loans or leases and commercial deposit accounts with TCF beginning in 2016 and continuing through 2018;

•	Mr. Bigos or his related companies had commercial loans or leases and commercial deposit accounts with TCF during 2016 through 2018; and

•	The following Directors have, or had during 2016 through 2018, retail deposit accounts or consumer loans with TCF, all of which are on ordinary retail consumer terms and conditions: Messrs. Bell, Bieber, Bigos, Dahl, Johnson, King, Sit, and Winslow, Dr. Wise, and former Director Mr. Jasper.

All commercial loans and leases, and all home mortgages and consumer loans, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to TCF and do not involve more than the normal risk of collectability, nor do they present other unfavorable features. All such loans and leases have been approved by the Board when required by Regulation O.

Related Person Transactions Involving Independent Directors

Mr. King is an executive officer of Thomson Reuters. During 2018, 2017, and 2016, the Company made payments to Thomson Reuters and its related entities in the ordinary course of business totaling $1.6 million, $1.4 million, and $1.5 million, respectively, under standard terms and conditions. Many of these payments are related to products and services first acquired before Mr. King joined the Board. Thomson Reuters’ total revenues for the years ended December 31, 2018, 2017, and 2016 were $5.5 billion, $11.3 billion, and $11.2 billion, respectively. Based on its various agreements with Thomson Reuters, the Company expects to make aggregate payments for goods and services to Thomson Reuters of approximately $4.1 million from 2019-2021. Mr. King’s only interest in these transactions is as an officer of Thomson Reuters. The Board considered these payments in light of the annual revenue of Thomson Reuters and Mr. King’s status as an officer of Thomson Reuters, and affirmatively determined (with Mr. King abstaining) that the payments were on ordinary market terms and would not impair the independent judgment of Mr. King, and therefore determined that Mr. King is independent.

Other Business Relationships Involving Independent Directors

Each of the following additional transactions and business relationships was reviewed and was determined by the Board to be not material, either individually or in the aggregate, for purposes of Director independence:

•	During 2018, 2017, and 2016, Mr. Bell received payments and distributions from the TCF Financial Corporation Executive Deferred Compensation Plan (the “Executive Deferred

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Compensation Plan”) of $0, $0, and $334,847, respectively. The Board has reviewed this relationship and affirmatively determined (with Mr. Bell abstaining) that it does not constitute a material relationship between Mr. Bell and TCF because such payments and distributions were for his prior service as an officer of TCF Bank and such payments and distributions were not contingent in any way on continued service;

•	Dr. Sullivan is the President of the University of St. Thomas, a non-profit corporation. TCF made payments to the University of St. Thomas totaling $8,437, $1,000, and $27,454 in 2018, 2017, and 2016, respectively, for goods and services under standard terms and conditions. The board considered these payments and Dr. Sullivan’s status as President of the University of St. Thomas, and affirmatively determined (with Dr. Sullivan abstaining) that the payments were on ordinary market terms and would not impair the independent judgment of Dr. Sullivan;

•	Mr. Opperman sits on the board of Thomson Reuters. As discussed above, TCF made payments to Thomson Reuters totaling $1.6 million, $1.4 million and $1.5 million for 2018, 2017, and 2016, respectively, in the ordinary course of business. The Board considered these payments in light of the annual revenue of Thomson Reuters and Mr. Opperman’s status as a director of Thomson Reuters, and affirmatively determined (with Mr. Opperman abstaining) that the payments were on ordinary market terms and would not impair the independent judgment of Mr. Opperman; and

•	The Board has also reviewed Director ownership of shares of TCF common stock and preferred stock of TCF and affirmatively determined that such ownership does not constitute a material relationship between any of those Directors and TCF for purposes of Director independence because no such Director owns 10% or more of any voting class of outstanding TCF securities.

Which Directors are Independent?

The evaluation of director independence under NYSE listing standards is based on the previous three-year period. On the basis of the foregoing categorical standards and review of the transactions and relationships between Directors and TCF during 2016 through 2018, the Compensation Committee and the Board each affirmatively determined in 2019 that the following Directors or nominees have no material relationship with TCF and are considered to be independent: Ms. Grandstrand, Dr. Sullivan, Dr. Wise, and Messrs. Bell, Bieber, Bigos, Johnson, King, Opperman, Sit, and Winslow. All members of the Audit, BSA and Compliance, Compensation, Finance, and Risk Committees and the Risk Management Subcommittee are independent under all applicable rules. The Board determined that Mr. Dahl (TCF Chairman, President, and CEO) is not independent, because current executives and former employees who have received employment compensation of more than $120,000 during any twelve-month period within the past three years are deemed to be non-independent under the NYSE standards.

Related Person Transactions

During 2018, TCF engaged in transactions in the ordinary course of business with some of its Directors and officers, and entities with which they are associated. As noted above under “What Transactions Were Considered Non-Material?”, all such transactions were made in the ordinary course of business and all loans and leases with Directors, officers, and their related entities were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to TCF and did not involve more than the normal risk of collectability or present other unfavorable features.

Related Person Transaction Approval Process

By written policy and regulation, loans to Directors, executive officers or their immediate family members are submitted for review to the Board of Directors of TCF Bank as and to the extent required by Regulation O. Transactions with Directors, executive officers or their immediate family members that present a possible conflict of interest under the Code of Ethics are reviewed by the General Counsel and submitted to the Board where appropriate or required under the Code of Ethics. In practice, all other transactions between TCF and Directors, Director nominees, executive officers and their immediate family members or related companies that are reportable in the proxy statement are reported to the Audit Committee and, for transactions involving independent Directors, to the Compensation Committee and the Board. All such reports are in writing and maintained with the records of the applicable committee or Board meetings. The Board and the respective committees are responsible for reviewing and evaluating any transactions submitted to them and, where appropriate or otherwise required under applicable regulations, for approving, denying, ratifying, or terminating such transactions. The Board, or a committee of the Board, evaluates these transactions and specifically determines whether or not they serve the best interest of TCF and its stockholders, whether they present a conflict of interest for the affected person, and whether the relationship should be continued or eliminated. Any such action is reflected in the minutes of the Board or the respective committees.

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Director Compensation

TCF’s compensation of non-employee Directors in 2018, including cash and other non-cash compensation, is shown in the following table. Mr. Dahl is, and Mr. Jasper was until his resignation on February 1, 2019, executive officers of TCF and do not receive any compensation for their service as Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)(5)	All Other Compensation ($)(4)	Total ($)
Peter Bell	$70,000	$55,003	$18,500	$143,503
William F. Bieber	$70,000	$55,003	$40,000	$165,003
Theodore J. Bigos	$70,000	$55,003	$15,000	$140,003
Karen L. Grandstrand	$110,000	$55,003	$16,850	$181,853
George G. Johnson	$70,000	$55,003	$20,000	$145,003
Richard H. King	$90,000	$55,003	$15,000	$160,003
Vance K. Opperman	$113,750	$55,003	$20,000	$188,753
James M. Ramstad(1)	$40,833	$55,003	$—	$95,836
Roger J. Sit	$90,000	$55,003	$30,000	$175,003
Julie H. Sullivan	$90,000	$55,003	$15,000	$160,003
Barry N. Winslow	$90,000	$55,003	$30,000	$175,003
Richard A. Zona(2)	$52,500	$44,997	$—	$97,497
(1)	Mr. Ramstad retired from the Board in May 2018.
(2)	Mr. Zona retired from the Board in April 2018.
(3)	The grant date fair value for all awards is computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718, “Stock Compensation.” TCF’s accounting policy for stock-based compensation is described in Notes 2 and 17 of the Notes to TCF’s Consolidated Financial Statements included in TCF’s Annual Report on Form 10-K for the year ended December 31, 2018. Dividends are paid on the shares at the rate paid to holders of TCF common stock.
(4)	This column consists of matching charitable gift contributions by the TCF Foundation on behalf of Directors. The material terms regarding the matching charitable gift program are described below under “Material Information Regarding Directors’ Compensation.” The totals for Messrs. Bieber, Sit, Winslow and Ms. Grandstrand and Dr. Sullivan reflect $20,000, $20,000, $10,000, $2,000, and $15,000 in contributions, respectively, made in 2017 that were matched by the TCF Foundation in 2018.
(5)	Outstanding equity awards of non-employee Directors at December 31, 2018 consisted of the following:

Name	Number of Shares of Unvested Restricted Stock (#)(a)	Market Value of Unvested Shares ($)(b)(c)
Bell	2,433	$47,419
Bieber	2,433	$47,419
Bigos	2,433	$47,419
Grandstrand	2,433	$47,419
Johnson	2,433	$47,419
King	2,433	$47,419
Opperman	2,433	$47,419
Sit	2,433	$47,419
Sullivan	2,433	$47,419
Winslow	2,433	$47,419
(a)	Includes unvested restricted stock awards made on January 16, 2018 to each Director, which vested on January 15, 2019, and the one-time grant to each Director on May 1, 2018, pursuant to the Amended and Restated Directors Stock Grant Program approved by our stockholders at the 2018 Annual Meeting, which vests on May 1, 2019. For information regarding the Directors Stock Grant Program, see “Director Compensation – Material Information Regarding Directors’ Compensation.” Dividends are paid on unvested restricted shares granted under the Directors Stock Grant Program at the rate paid to holders of TCF common stock.
(b)	Consists of the number of unvested shares shown in the previous column, multiplied by the closing stock price on December 31, 2018 of $19.49 per share.
(c)	The total grant date fair value of the stock awards made in 2018 is shown on the Director Compensation table.

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Material Information Regarding Directors’ Compensation

•	Cash compensation for each non-employee Director consists of the following:
	–	Annual Retainer of $70,000;
	–	An additional $20,000 annual retainer for each Committee or Subcommittee Chaired by a Director; and
	–	An additional $25,000 annual retainer for the Lead Director.
•	Employee Directors (Mr. Dahl and formerly Mr. Jasper) are not compensated for service as Directors.
•	Directors Stock Grant Program (approved by stockholders):
	–	Annually, each non-employee Director receives a grant of TCF common stock equal to $55,000. At the 2018 Annual Meeting, stockholders approved to increase the value of the annual grant of restricted stock from $45,000 to $55,000. Directors received a one-time grant of time-vesting restricted stock valued at $10,000 on May 1, 2018 in addition to the $45,000 grant received on January 16, 2018 to make the total value of the grant for 2018 $55,000. This increase was based on an assessment conducted by FW Cook and was intended to align Director compensation more closely with market practice and to make TCF’s director compensation more competitive;
	–	For any Director elected after a stock grant has been awarded, a pro-rata stock grant is awarded;
	–	The number of shares granted is determined by dividing $55,000 by the average of the high and low prices of TCF common stock on the grant date;
	–	The stock grant vests annually, when the next grant is made;
	–	Dividends are paid on unvested shares at the rate paid to holders of TCF common stock; and
	–	Unvested shares will vest if a change in control occurs.
•	Non-employee Directors may defer fees and stock grants under the TCF Directors Deferred Compensation Plan (the “Directors Deferred Compensation Plan”) until the end of their Board service.
•	TCF offers the TCF Matching Gift Program to supplement donations made by non-employee Directors to charitable organizations of their choice up to a maximum of $20,000 annually.
•	Stock Ownership Guidelines:
	–	Non-employee Directors are required to own shares of TCF common stock worth an amount equal to five times their annual base retainer (excluding any supplementary retainer for Committee chairs);
	–	All shares of TCF common stock owned directly or indirectly by a Director will be considered in determining whether the Stock Ownership Guidelines have been met. Stock options will not be counted toward the Stock Ownership Guidelines;
	–	Directors have until the fifth anniversary of their appointment to the Board to reach the applicable target ownership level; and
	–	All Directors serving as of January 31, 2019 satisfied the Stock Ownership Guidelines as of such date, except for Dr. Sullivan, who joined the Board in 2016, and Dr. Wise, who joined the Board in February 2019.
•	Indemnification rights are provided to Directors under TCF’s Certificate of Incorporation and Bylaws, to the extent authorized under Delaware General Corporation Law and TCF maintains Directors and Officers Insurance.
•	TCF reimburses Directors for travel and other expenses to attend Board meetings or attend to other Board business as a business expense.

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Compensation Discussion and Analysis

Executive Summary

Beginning in 2017 and continuing through 2018, our experienced executive team implemented several key initiatives and changes that created momentum in 2018 and which we believe will continue to deliver results for stockholders in 2019. In accordance with our compensation philosophy of aligning the interests of stockholders and executives, our compensation remained focused on performance, including the following metrics:

•	Return on average assets (“ROA”);
•	Return on average tangible common equity (“ROTCE”);
•	Total stockholder return (“TSR”)
•	Net income available to common stockholders; and
•	Diluted earnings per share (“EPS”).

In 2018, we added the new metric of diluted EPS to better align our compensation with stockholder outcomes and industry practice by employing a metric that directly tracks financial performance, is widely used by banks and other financial organizations in their compensation programs, and is closely monitored by investors.

ROA, ROTCE and diluted EPS, calculated for purposes of the 2018 Management Incentive Plan (“2018 MIP”) and disclosed herein, differ from those amounts calculated under generally accepted accounting principles. The calculation of these metrics is further described below under the heading “2018 Compensation of Named Executive Officers – Key 2018 and Early 2019 Compensation Events – 2018 Annual Cash Incentives.” To illustrate how performance in these metrics (each of which is defined herein) impacts executive compensation, below is our 2018 performance in these metrics, along with the executive compensation tied to the metrics:

•	2018 MIP adjusted ROA of 1.46%, or 114.1% of the average of the 2018 Peer Group (defined below) average;
•	2018 MIP adjusted ROTCE of 14.51%, ranking us 12th among the 2018 Peer Group;
•	2018 TSR ranking of 3rd out of 21 among the 2018 Peer Group;
•	2018 MIP adjusted diluted EPS of $1.86;
•	Annual cash incentive awards determined based on 2018 MIP adjusted ROA, 2018 MIP adjusted ROTCE, and 2018 MIP adjusted diluted EPS performance paid 164.7% of target for each NEO, or 164.7% of base salary for Mr. Dahl and 123.5% of base salary for each other NEO employed as of the payment date in March 2019; and
•	Performance-based equity awards accounted for 74% of the target value of equity awards granted to NEOs in 2018 (including the PBRS Awards, defined below).

As noted in our 2018 Proxy Statement, annual incentive awards for 2017 were paid in March 2018 in the form of performance-based restricted stock (the “PBRS Awards”) granted in amounts equal to cash amounts that executives would have received based on 2017 performance, 50% of which vested in early 2019. The remaining 50% will vest in 2020 if goals related to net income available to common stockholders in 2019 are met. In awarding performance-based equity awards in lieu of cash, the Compensation Committee increased the difficulty of earning and time period over which the awards are earned, further aligning the interests of executives with stockholders. Because these awards were granted in 2018, they are included as 2018 compensation in the Summary Compensation Table in this Proxy Statement, and are discussed further under “Key 2018 and Early 2019 Compensation Events – 2018 Long-term Incentives –PBRS Awards” in this CD&A. However, because they relate to 2017 performance, and consistent with the disclosure in our 2018 Proxy Statement, in most narrative descriptions we include them as 2017 compensation in order to facilitate comparability of compensation between periods.

The Compensation Committee believes that its compensation plan, including its mix of both short- and long-term elements, provides appropriate incentives without promoting excessive risk taking.

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Key Compensation and Governance Features

We regularly engage with stockholders to solicit feedback on a variety of subjects, including business, compensation, and governance issues. In 2018, TCF management met or engaged with investors representing over 70% of institutionally owned shares as of December 31, 2018. In addition, our Compensation Committee has engaged an independent compensation consultant to assist our efforts to ensure that our compensation program achieves the goals and objectives discussed above and provides competitive compensation that aligns the interests of management and stockholders. Key features of our compensation program include:

•	Long-term equity awards tied to TSR;
•	Restricted stock awards granted since 2015 do not vest after a change in control unless the recipient’s employment is terminated (“double-trigger vesting”);
•	An Executive Severance Policy that limits maximum benefits payable to senior executives upon termination to 2.99x the sum of salary and target bonus unless stockholder approval is received;
•	No dividends are paid on unvested shares of TCF common stock held by employees; and
•	Performance-based awards play a central role in executive compensation, as shown below for the NEOs for 2018:

CHIEF EXECUTIVE OFFICER AT RISK COMPENSATION	OTHER NAMED EXECUTIVE OFFICER AT RISK COMPENSATION

* Excludes Performance-Based Restricted Stock Awarded in 2018 (See Footnote 1 of the Summary Compensation Table)

Compensation Overview

Our CD&A provides an in-depth discussion of our compensation practices for the following NEOs: Craig R. Dahl (Chairman, President, and CEO), Brian W. Maass (Executive Vice President and Chief Financial Officer), William S. Henak (Executive Vice President, Wholesale Banking), Michael S. Jones (Executive Vice President, Consumer Banking), and Thomas F. Jasper (former Vice Chairman and former Chief Operating Officer).

We have designed our compensation to attract and retain experienced, highly qualified executives. We continually review and improve our practices in order to succeed in delivering consistent operating performance and ensuring alignment between the interests of stockholders and our executives. Our compensation objectives include:

•	Attracting, rewarding and retaining highly qualified executives;
•	Linking pay to Company performance, while not encouraging excessive risk-taking;
•	Balancing compensation related to short- and long-term Company performance with weighting towards long-term performance; and
•	Aligning the interests of our executives and Directors with our stockholders through long-term ownership of TCF common stock as part of our stock ownership requirements applicable to Directors and officers.

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Below is a summary of 2018 results and key actions taken, which are more fully detailed in the CD&A below:

2018 Compensation of Named Executive Officers		Annual cash incentive awards for 2018 were 164.7% of target for each NEO, or 164.7% of base salary for Mr. Dahl and 123.5% of base salary for each other NEO employed as of the payment date in March 2019.
A significant portion of 2018 NEO compensation was contingent on performance, or “at risk,” tied to financial performance metrics relative to our peers.
Performance-based awards cover 2018 MIP adjusted ROTCE, 2018 MIP adjusted ROA, 2018 MIP adjusted diluted EPS, net income and TSR.
Performance-based awards accounted for 74% of the target total equity awards granted to NEOs during 2018 (including the PBRS Awards).
Compensation & Governance Best Practices		All employee restricted stock awards include a “double-trigger” so that the awards do not vest after a change in control unless the recipient’s employment is terminated.
Our Executive Severance Policy limits the maximum termination benefits payable to senior executives as severance to 2.99x the sum of their salary and target bonus unless approved by stockholders.
We perform an annual review of compensation policies and practices as they relate to risk management.
We provide proxy access rights to our stockholders.
We follow strong, robust roles and responsibilities in establishing executive compensation, including a detailed compensation analysis, and have in place a planning process to establish appropriate financial and business performance metrics.
We maintain stock ownership guidelines in order to encourage executives to retain a significant long-term position in our common stock and thereby align their interests with the long-term interests of our stockholders.
We structure compensation to discourage our executives from taking excessive risk by providing varied and balanced performance targets while reserving the discretionary authority of the Compensation Committee to reduce award payouts.
We do not permit tax gross ups, hedging of our stock, or backdating or repricing of stock option awards.
Why should stockholders approve our Say on Pay?	1.	The structure of our compensation program provides appropriate incentives to attract, retain, and motivate executives without encouraging excessive risk taking.
	2.	We regularly engage with investors regarding corporate governance topics and have a track record of responsiveness to investor feedback. This includes adopting TSR as a metric for equity awards, eliminating the use of single-trigger stock awards for executives, enacting our Executive Severance Policy, identifying a smaller and more representative peer group used to evaluate executive compensation, and adopting proxy access in recent years.
	3.	Our incentive compensation payouts for 2018 reflect TCF’s financial performance based on 2018 MIP adjusted ROTCE, 2018 MIP adjusted ROA, 2018 MIP adjusted diluted EPS, net income and TSR.
	4.	Our 2018 TSR was ranked 3rd out of 21 compared to our 2018 Peer Group, and our three-year TSR was ranked 9th out of 45 compared to our 2016 Peer Group.

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Performance

We achieved record net income in 2018 driven by our focus on reducing our efficiency ratio and improving return on average common equity. In fact, we met or exceeded our 2018 targets for both metrics. We were also able to reduce our risk profile by managing the run-off of our auto finance portfolio and completing a non-accrual loan sale. As interest rates continued to rise throughout 2018, the value of our retail-focused deposit base became even more evident. This deposit base funded our strong loan and lease growth, excluding auto finance, during the year, ultimately leading to improved revenue generation. We also returned over 100 percent of net income to stockholders in 2018 through common stock dividends and share repurchases, while continuing to grow our capital base. The performance charts below summarize key financial highlights for 2018:

DILUTED EARNINGS PER COMMON SHARE	RETURN ON COMMON EQUITY[1]

EFFICIENCY RATIO[1]	CAPITAL RETURN TO STOCKHOLDERS ($ millions)

LOAN AND LEASE BALANCES ($ billions)	AVERAGE DEPOSITS ($ billions)

[1]	See Appendix A for reconciliation of GAAP to non-GAAP financial measures.

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Our TSR for the three-year period ended December 31, 2018 ranked 9th among our 2016 Peer Group as shown below:

Source: S&P Global Market Intelligence

Since a substantial portion of the long-term incentives awarded to management are tied to our total stockholder return, the interests of management are aligned with those of the stockholders to bring improved stock price performance both in the short- and long-term. In 2018, the Compensation Committee further aligned the interests of executives and stockholders by replacing cash payouts to NEOs with performance-based equity awards that add a further performance criterion (net income available to common stockholders).

Compensation of Named Executive Officers

Primary Elements of Compensation

The Compensation Committee uses several components to achieve its compensation goals, including base salary, annual cash incentives and long-term incentives. These elements are designed to reward individual performance, achievement of our financial and business goals, and the sustained creation of stockholder value. This balanced use of the various elements provides short- and long-term incentives to NEOs while not encouraging excessive short-term risk-taking within the organization. The Compensation Committee believes that positive Company performance should be rewarded through the use of variable elements of compensation such as annual cash incentives and stock awards. To achieve this, the Compensation Committee utilizes multiple performance goals to discourage NEOs from becoming overly focused on a single measure of performance. The Compensation Committee reviews executive compensation at least annually in light of its compensation objectives and compares levels of base salary, annual cash incentives, long-term incentives and aggregate total compensation with those of our peers.

Compensation Component	Objective	Determination
Base Salary	Intended to provide a competitive fixed level of compensation necessary to attract and retain highly qualified NEOs.	The Compensation Committee reviews base salary market practices at least annually through the use of a peer group comparative analysis and an analysis prepared by its compensation consultant. The Compensation Committee reviews the base salaries of the NEOs individually and utilizes a variety of peer data in determining salary level.
Annual Cash Incentive	Designed to (i) reward NEOs for achieving one-year financial objectives that the Compensation Committee believes will have a long-term positive impact on stockholder value, (ii) reward NEOs for stockholder value creation and (iii) align NEO and stockholder interests.	Annual cash incentive awards are contingent upon TCF and/or individuals achieving predetermined performance goals. The performance goals are based on one or more performance criteria chosen by the Compensation Committee from a list of measures approved by our stockholders.

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Compensation Component	Objective	Determination
Long-Term Incentive	Designed to reward NEOs for stockholder value creation, to align NEO and stockholder interests, and to retain and motivate talented NEOs. Long-term incentives are equity-based and are provided under stockholder-approved plans which permit us to grant a variety of equity-based awards, including restricted stock, restricted stock units, and stock options, although stock options have not been granted since 2008.	Long-term incentives are generally determined using a formula-based approach further described below under “Key 2018 and Early 2019 Compensation Events – 2018 Long-term Incentives.” The size, form and performance criteria, if any, of long-term incentive awards are determined by the Compensation Committee based on a number of factors, including its evaluation of market practice, base salary, length of service, responsibilities of the NEO, ownership of TCF common stock and quantity, amount, and vesting schedule of previous grants.

Other Forms of Compensation

Retirement and Other Benefits

The Compensation Committee believes that benefits are an important aspect of our ability to attract and retain quality employees, and believes our benefit programs are consistent with market practices based on its supervision of management’s analysis of industry peers and other local employers. Each NEO generally has access to the benefits provided to all full-time employees, including the TCF 401K Plan (the “401(k) Plan”). Standard benefits received by each NEO as a full-time employee have no impact on the amount of other elements of compensation awarded to the NEO.

401(k) Plan and Supplemental Plan

Our 401(k) Plan offers matching contributions made after the employee’s first year of service. The plan qualifies as an employee stock ownership plan and qualified tax or deferred compensation plan, or 401(k) Plan, under the Code. In combination with the TCF 401K Supplemental Plan (the “Supplemental Plan”) described below, each NEO may receive the same match percentage as any employee.

The Code limits the amount of employee contributions and Company matching contributions under the 401(k) Plan for certain individuals, including each NEO. The Supplemental Plan, a nonqualified supplemental plan first approved by stockholders in 2006, was created to address these limitations. For the approximately 140 participants as of January 31, 2019, all amounts contributed over the 401(k) Plan limit are credited to the Supplemental Plan, the operation of which generally mirrors the 401(k) Plan. All employer matching contributions in the Supplemental Plan are invested in TCF common stock, which cannot be sold until the participant’s employment with TCF terminates. The Compensation Committee believes the Supplemental Plan is an important tool to attract and retain executive talent and to further align the interests of executives with those of our stockholders by encouraging long-term stock ownership.

Pension Benefits

We froze our pension plan in 2004 and discontinued further compensation credits in 2006. Pension benefits are disclosed below in the “Pension Benefits in 2018” table and described in the narrative following that table.

Insurance Benefits

NEOs are eligible for the same group medical, dental, disability, life insurance and other similar benefits that are generally available to our full-time employees.

Perquisites

Perquisites received by NEOs include use of Company-owned or leased automobiles or car allowances, club memberships, executive physicals, life insurance, incentive trips, and tax return preparation. Mr. Dahl may receive personal use of our corporate aircraft and may also approve personal use of our corporate aircraft by other NEOs on a case-by-case basis. The purpose of these perquisites is to provide competitive benefits, reduce security risks, and enhance scheduling and efficient use of the NEOs’ time. The Compensation Committee reviews the perquisites of the NEOs and other officers annually.

NEO Pay Determinations

In overseeing executive compensation, the Compensation Committee seeks to construct a compensation structure that will attract and retain highly qualified personnel by providing compensation that is competitive relative to those companies with which TCF competes for executive talent.

The Compensation Committee considers overall performance in the areas of scope of responsibility, management and communication skills, department objectives, leadership qualities, innovation and creative abilities, risk controls and difficulties encountered in achieving results. Taking the CEO’s recommendations into consideration, the Compensation Committee establishes base salary levels, annual cash incentive amounts and long-term incentive awards for each NEO other than the CEO. A similar process is followed by the Compensation Committee in determining the CEO’s compensation. The Compensation Committee uses competitive market data as a reference point when setting each component of compensation and target compensation levels, but ultimately uses its own

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business judgment and expertise to determine the appropriate components and levels of compensation for our executive officers, including the NEOs. It generally attempts to set base salaries at levels which it believes are appropriate to attract and retain highly qualified executives using data provided by its compensation consultant and other sources, as appropriate. The Compensation Committee generally does not set compensation components to meet specific benchmarks as compared to a peer group, such as targeting salaries at a specific percentile of our peer group. The Compensation Committee believes strongly in linking compensation paid to each NEO to TCF’s performance. In measuring 2018 performance, the Compensation Committee utilized the following performance metrics: 2018 MIP adjusted ROA, 2018 MIP adjusted ROTCE, 2018 MIP adjusted diluted EPS and TSR (as defined under “2018 Compensation of Named Executive Officers - Key 2018 and Early 2019 Compensation Events”).

FW Cook, which the Compensation Committee determined to be independent from TCF, is TCF’s executive compensation consultant. FW Cook reports directly to the Compensation Committee, which retains the sole authority to hire or terminate FW Cook, approve its professional fees, determine the nature and scope of services, and evaluate its performance. Representatives of FW Cook attend Compensation Committee meetings and communicate with the Chair of the Compensation Committee between meetings as necessary. The Compensation Committee makes all final decisions with respect to compensation matters. FW Cook has been and will only be engaged for compensation-related services performed for the Compensation Committee.

Analysis of Tools the Compensation Committee Uses

During 2018, the Compensation Committee used compensation analyses prepared by FW Cook, which analyzed each element of compensation, as well as total compensation and included comparisons to peer data, an incentive compensation risk assessment, tally sheets, and a perquisite report to assist with determining whether the objectives of our executive compensation program are being met. The Compensation Committee had FW Cook review executive compensation at peer companies. The Compensation Committee reviewed the analyses to ensure that the compensation of each NEO sufficiently depends on our relative financial performance, and made adjustments to compensation as it deemed appropriate.

Risk Assessments

The Compensation Committee annually reviews an incentive compensation risk assessment of TCF’s incentive compensation plans performed by TCF’s Incentive Compensation Risk Officer. The purpose of the assessment is to: (i) identify any inherent material risks, (ii) identify individuals with significant influence over those risks (each, a “covered employee”), and (iii) review TCF’s incentive compensation plans to determine whether they incentivize inappropriate risk taking. The assessment presented in 2018 concluded that TCF’s incentive compensation plans (i) did not incentivize inappropriate risk taking; (ii) maintained an appropriate balance between short- and long-term components; (iii) mitigated risk by separating risk taking activities from risk mitigating activities; and (iv) provided appropriate mechanisms to downwardly adjust compensation in the event excessive risk is undertaken by a covered employee.

In addition, the Compensation Committee reviewed materials prepared by TCF’s Chief Risk Officer related to TCF’s risk taking. These materials included an Enterprise Risk Assessment and a review of TCF’s Key Risk Indicators. The Compensation Committee used these materials as an additional tool to determine whether or not senior executives, including the NEOs, took inappropriate risks during the year.

Tally Sheets

The Compensation Committee reviews tally sheets annually to determine the total compensation that each NEO would receive in the event of various termination and change in control scenarios. The tally sheets reflect amounts that would be paid to each NEO under employment agreements, change in control agreements, and outstanding equity award agreements.

Peer Groups

In selecting its peer group, TCF begins with the list of all of the publicly-traded banks and thrift institutions with assets between $10 billion and $50 billion. These institutions are then compared to TCF based on various key metrics including assets, revenue, balance sheet composition, and branch and employee profile. Each peer receives a score for each metric based upon the similarity to TCF. TCF evaluates the size of its peer group in reference to the size of those of our peer group and determines an appropriate cutoff number. The highest scoring peers are included in the group, which for 2018 consisted of the following institutions:

2018 Peer Group
• Associated Banc-Corp	• First Midwest Bancorp, Inc.	• UMB Financial Corporation
• Bank of the Ozarks	• First National of Nebraska, Inc.	• Umpqua Holdings Corporation
• Cathay General Bancorp	• Fulton Financial Corporation	• Valley National Bancorp
• Chemical Financial Corporation	• IBERIABANK Corporation	• Washington Federal, Inc.
• Commerce Bancshares, Inc.	• MB Financial, Inc.	• Webster Financial Corporation
• F.N.B. Corporation	• Synovus Financial Corp.	• Wintrust Financial Corporation
• First Horizon National Corporation	• Texas Capital Bancshares, Inc.

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The 2019 peer group was determined using a similar approach, but excluded publicly-traded banks and thrift institutions not traded on a major U.S. stock exchange. One category for 2019 was added which measures whether an institution was identified as a primary investment peer of TCF in a recent survey of analysts and investors. Based on the application of TCF’s process described above, the following changes were made to the 2018 Peer Group for 2019:

Changes to 2018 Peer Group for 2019
Subtractions	Additions
• Bank of the Ozarks	• BankUnited, Inc.
• Cathay General Bancorp	• Hancock Whitney Corporation
• First National of Nebraska, Inc.	• Old National Bancorp
• MB Financial, Inc.	• PacWest Bancorp
• UMB Financial Corporation	• People’s United Financial, Inc.
• Washington Federal, Inc.

After making the above changes to the 2018 Peer Group, the 2019 Peer Group will consist of the following institutions:

2019 Peer Group
• Associated Banc-Corp	• Fulton Financial Corporation	• Texas Capital Bancshares, Inc.
• BankUnited, Inc.	• Hancock Whitney Corporation	• Umpqua Holdings Corporation
• Chemical Financial Corporation	• IBERIABANK Corporation	• Valley National Bancorp
• Commerce Bancshares, Inc.	• Old National Bancorp	• Webster Financial Corporation
• F.N.B. Corporation	• PacWest Bancorp	• Wintrust Financial Corporation
• First Horizon National Corporation	• People’s United Financial, Inc.
• First Midwest Bancorp, Inc.	• Synovus Financial Corp.

Our total assets as of December 31, 2018 were below the median of the 2019 Peer Group while our revenue for the year ended December 31, 2018 was above the median and ranked 3rd amongst the 2019 Peer Group, as shown below:

Any peer institution which fails to report all four quarters of fiscal 2019 earnings, including as a result of merger or acquisition, or for which any necessary financial metric cannot be calculated by March 5, 2020 will be eliminated.

Key 2018 and Early 2019 Compensation Events

During 2018 and early 2019, the Compensation Committee took the following actions which are further detailed below:

•	Granted long-term incentive awards to Mr. Dahl equal to 170% of base salary in 2018 and 200% of base salary in 2019, and to each other NEO equal to 125% of base salary at target performance in both 2018 and 2019, split equally between time-based restricted stock and performance-based restricted stock units (“RSUs”);

•	Granted annual cash incentive awards in both 2018 and 2019 to Mr. Dahl not to exceed 200% of base salary and to each other NEO not to exceed 150% of base salary, with awards based on company achievement of performance goals in 2018 as further described under “– 2018 Annual Cash Incentive” and “–Looking Forward: 2019 Annual Cash Incentive” in this CD&A;

•	Amended the opportunity under the annual 2017 MIP to make them long-term performance-based stock awards instead of short-term cash awards, discussed further under “– 2018 Long-term Incentives – PBRS Awards” in this CD&A;

•	Effective January 1, 2018, the Compensation Committee increased Mr. Dahl’s base salary to $927,000, Mr. Maass’ base salary to $405,000 and Mr. Henak’s base salary to $530,000. Effective January 1, 2019, the Compensation Committee increased Mr. Dahl’s base salary to $1,000,000, Mr. Maass’ base salary to $475,000, Mr. Jones’ base salary to $590,000, and Mr. Henak’s base salary to $555,000. Each of these compensation changes is further described below under each individual’s compensation summary;

•	In January 2018, in recognition of Mr. Maass’ special contributions to TCF in 2017, including leading the refinancing of TCF’s preferred stock and his management of TCF’s capital levels, as well as his increased responsibilities and to help ensure his retention, the Compensation Committee awarded Mr. Maass a one-time $500,000 time-based restricted stock award; and

•	On March 1, 2018, TCF entered into Change in Control Severance Agreements with certain executives of the Company, including each of the NEOs other than Mr. Dahl. Under the

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terms of these agreements, if an executive’s employment is terminated by the Company without Cause or by the executive for Good Reason during the period beginning six months prior to a Change in Control and ending two years after a Change in Control, the executive will receive a lump sum payment equal to 1.5x the sum of the executive’s base salary and target annual bonus. These agreements are further described below under “Executive Compensation – Employment and Severance Agreements.”

2018 Annual Cash Incentive

In January 2018, the Compensation Committee approved the 2018 MIP, effective for services beginning on January 1, 2018 for certain executives, including each NEO. Under the 2018 MIP, each NEO, other than Mr. Dahl, was eligible to receive an annual cash incentive award not to exceed 150% of base salary based on the achievement of performance goals described below. Mr. Dahl, as CEO, was eligible to receive an annual cash incentive award not to exceed 200% of his base salary.

The components of the 2018 MIP were (i) 2018 MIP adjusted diluted EPS compared to internal targets; (ii) relative 2018 MIP adjusted ROA compared to the 2018 Peer Group; and (iii) relative 2018 MIP adjusted ROTCE compared to the 2018 Peer Group. ROTCE represents net income available to common stockholders adjusted for goodwill impairment and the after-tax effect of intangibles amortization and impairment divided into average tangible common stockholders’ equity, which is average total equity less average non-controlling interest in subsidiaries, preferred stock, goodwill and other intangible assets. See Appendix A for reconciliation of GAAP to non-GAAP financial measures.

Pursuant to the 2018 MIP, diluted EPS, ROA, and ROTCE are calculated excluding settlement and administration costs in the amount of $27.0 million related to the CFPB’s lawsuit against TCF which was settled in 2018. However, notwithstanding the fact that the 2018 MIP would have also excluded $5.0 million in civil money penalties paid to the CFPB and OCC, the Compensation Committee determined that for purposes of incentive compensation, TCF’s results should be reduced to reflect the impact of these penalties. For the purposes of the 2018 MIP, diluted EPS, ROA, and ROTCE are referred to as “2018 MIP adjusted diluted EPS,” “2018 MIP adjusted ROA” and “2018 MIP adjusted ROTCE,” respectively.

The Compensation Committee believed that 2018 MIP adjusted diluted EPS aligns the compensation of NEOs with stockholder outcomes while measuring the performance of executives compared to internal goals, while relative 2018 MIP adjusted ROTCE and relative 2018 MIP adjusted ROA compare TCF’s absolute performance to that of its peers. Relative 2018 MIP adjusted ROTCE and relative 2018 MIP adjusted ROA together represent 50% of the total award, and 2018 MIP adjusted diluted EPS represents 50% of the total award, and each is evaluated independently of the other. The Compensation Committee believes that these performance goals measure key operational performance metrics of TCF. The Compensation Committee regularly evaluates the appropriate criteria for incentive compensation.

The Compensation Committee established threshold, target, and maximum targets and corresponding award opportunities for the eligible NEOs expressed as a percentage of base salary paid during 2018, as follows:

	Payout as a Percentage of Base Salary – ROTCE		Payout as a Percentage of Base Salary – ROA		Payout as a Percentage of Base Salary – EPS		Payout as a Percentage of Base Salary – Total
	NEOs (other than Dahl)	Dahl	NEOs (other than Dahl)	Dahl	NEOs (other than Dahl)	Dahl	NEOs (other than Dahl)	Dahl	Payout as a Percentage of Target
Threshold	9.375%	12.5%	9.375%	12.5%	18.75%	25%	37.5%	50%	50%
Target	18.750%	25.0%	18.750%	25.0%	37.50%	50%	75.0%	100%	100%
Maximum	37.500%	50.0%	37.500%	50.0%	75.00%	100%	150.0%	200%	200%

Under the 2018 MIP, participants were eligible to receive an annual cash incentive award (i) not to exceed 150% of base salary for each NEO other than Mr. Dahl and (ii) not to exceed 200% of base salary for Mr. Dahl based on the following performance criteria:

•	ROTCE: Each participant was eligible to receive a cash incentive in the amount determined as follows:

–	Threshold payout if our 2018 MIP adjusted ROTCE was at the 35th percentile of the 2018 Peer Group;
–	Target payout if our 2018 MIP adjusted ROTCE was at the 50th percentile of the 2018 Peer Group; or
–	Maximum payout if our 2018 MIP adjusted ROTCE was at or above the 80th percentile of the 2018 Peer Group.

•	ROA: Each participant was eligible to receive a cash incentive in the amount determined as follows:

–	Threshold payout if our 2018 MIP adjusted ROA was equal to 80% of the average ROA of the 2018 Peer Group for 2018;
–	Target payout if our 2018 MIP adjusted ROA was equal to the average ROA of the 2018 Peer Group for 2018; or
–	Maximum if our 2018 MIP adjusted ROA was equal to or above 120% of the average ROA of the 2018 Peer Group for 2018.

•	EPS: Each participant was eligible to receive a cash incentive in the amount determined as follows:

–	Threshold payout if 2018 MIP adjusted diluted EPS was equal to $1.48;
–	Target payout if 2018 MIP adjusted diluted EPS was equal to $1.65; or
–	Maximum if 2018 MIP adjusted diluted EPS was equal to or above $1.82.

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For results between payout levels, the payout was interpolated in a linear fashion, as shown below:

ROA
Maximum Performance
Target Performance
Actual Performance
Threshold Performance
200%
175%
150%
125%
100%
75%
50%
25%
0%
Payout % of Target
80%
100%
114%
120%
Percent of Peer Group Average ROA

ROTCE
Maximum Performance
Target Performance
Actual Performance
Threshold Performance
200%
175%
150%
125%
100%
75%
50%
25%
0%
Payout % of Target
35%
46%
50%
80%
Peer Group Performance Percentile

EPS
Maximum Performance
Actual Performance
Target Performance
Threshold Performance
200%
175%
150%
125%
100%
75%
50%
25%
0%
Payout % of Target
$1.48
$1.65
$1.82
$1.86
$2.00
Peer Group EPS

Given the heavily regulated nature of the banking industry and regulatory focus on the impact of executive compensation on organizational risk, the Compensation Committee determined that it was prudent to set the target payout levels for 2018 MIP adjusted ROTCE and 2018 MIP adjusted ROA at median or average levels as it did not want to encourage excessive short-term risk taking by NEOs by overweighting short-term performance at the expense of TCF’s long-term growth and performance. 2018 MIP adjusted diluted EPS targets were set at levels that the Compensation Committee believed were achievable, but which would require strong execution by the management team on 2018 financial goals.

As shown above, TCF’s 2018 MIP adjusted ROTCE of 14.51% for 2018 was at the 46th percentile, TCF’s 2018 MIP adjusted ROA for 2018 of 1.46% was equal to approximately 114.1% of the average ROA of the 2018 Peer Group, and TCF’s 2018 MIP adjusted diluted EPS was equal to $1.86, resulting in the maximum payout for this component. As a result, Mr. Dahl received a 2018 MIP award of 164.7% of base salary and each other NEO employed as of the payment date in March 2019 received 123.5% of base salary, in each case, paid in cash.

The Compensation Committee had the power to reduce or eliminate the payments prescribed under the 2018 MIP for each NEO in its discretion, which could include its subjective evaluation of performance relative to the 2018 Peer Group or our relative TSR, as well as evaluation of each NEO’s individual performance and risk management considerations.

2018 Long-term Incentives

Because the Compensation Committee believed the amount, form and type of awards remained appropriate and furthered their goals by putting more weight on long-term incentive awards to further align stockholder interests with those of the NEOs, the Compensation Committee applied the same formula as in past years in determining the size of each NEO’s long-term incentive other than Mr. Dahl’s, whose incentive increased from 162.5% of base salary to 170% of base salary. Other NEOs were each again granted a target long-term incentive opportunity of 125% of base salary. Mr. Dahl’s award was designed by the Compensation Committee to increase the alignment of his total compensation with stockholders and increase the competitiveness of Mr. Dahl’s overall compensation. The change was made after reviewing peer data and was made in consultation with FW Cook. The target long-term incentive opportunity for each NEO consisted of 50% time-based restricted stock vesting pro-rata over three years and 50% performance-based RSUs. The Compensation Committee again utilized TSR over a three-year period relative to TCF’s peer group for the vesting of the RSUs because it believed

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that TSR is a meaningful long-term metric that is important to stockholders. The time-based restricted stock awards vest pro rata on January 1, 2019, 2020, and 2021. All unvested shares will also vest if the NEO’s employment is terminated within one year following a “change in control.” All unvested shares will be forfeited upon a qualifying termination for any other reason. For the performance-based RSUs granted to each NEO, the Compensation Committee established threshold, target, and maximum targets, and corresponding vesting opportunities expressed as a percentage of base salary:

	Mr. Dahl		Other NEOs
	Payout as a Percentage of Base Salary	Payout as a Percentage of Target	Payout as a Percentage of Base Salary	Payout as a Percentage of Target
Threshold	42.5%	50%	31.25%	50%
Target	85.0%	100%	62.50%	100%
Maximum	127.5%	150%	93.75%	150%

The performance goal for the performance-based RSUs granted in January 2018 is TCF’s TSR over the three-year performance period ending December 31, 2020 compared to our 2018 Peer Group, excluding peers which do not remain publicly traded for the full three-year performance period. The Compensation Committee selected relative TSR as the performance metric again because it is a direct measure of stockholder value creation which will increase the alignment of executive and stockholder interests, and was recommended by stockholders during TCF’s engagement process.

The performance-based RSUs will vest as follows:

•	Threshold payout if our TSR for the performance period is at the 25th percentile of the 2018 Peer Group for the performance period;

•	Target payout if our TSR for the performance period is at the 50th percentile of the 2018 Peer Group for the performance period; or

•	Maximum payout if our TSR for the performance period is at or above the 75th percentile of the 2018 Peer Group for the performance period.

For results between payout levels, the payout will be interpolated in a linear fashion, as shown below:

THREE-YEAR RELATIVE TSR RANKING

Peer Group Performance Percentile

For levels below threshold, no units will vest. Given the heavily regulated nature of the banking industry and regulatory focus on the impact of executive compensation on organizational risk, the Compensation Committee determined that it was prudent to set the target payout levels for three-year TSR at the median level to discourage excessive short-term risk taking by these NEOs to achieve three-year performance targets at the potential expense of TCF’s long-term growth and performance.

Following a “change in control” (as defined in the award agreement), all unvested shares will only vest if there is a qualifying termination of employment. The shares of restricted stock, both time-and performance–based, and performance-based RSUs are not entitled to dividends until they vest.

PBRS Awards

As described in our 2018 Proxy Statement, in July 2017, the Compensation Committee amended the 2017 MIP (the “Amended 2017 MIP”) for each of the NEOs to further align executives’ compensation with stockholders’ interests. Each NEO received performance-based restricted stock equal in value to the amount of the cash incentive that would have been payable under the 2017 MIP (for the purposes of this Proxy Statement, defined as the “PBRS Awards”). No cash incentive was paid for 2017 performance, as the PBRS Awards were granted in lieu of an annual cash incentive. These shares were awarded in March 2018 and will vest in 2019 and 2020 if goals related to net income available to common stockholders in each of 2018 and 2019 are met. Each year’s performance will be measured independently, and in the event the specified performance is not achieved in either year, the applicable portion of the PBRS Awards will be forfeited. By doing this, the Compensation Committee both added further performance criteria in addition to the original 2017 MIP criteria, and increased the alignment of the interests of executives and stockholders by substituting equity awards for cash payments.

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The fair value of the PBRS Awards was approximately as follows: Mr. Dahl, $1,798,066; Mr. Maass, $553,837; Mr. Henak, $741,913; Mr. Jones, $839,701; and Mr. Jasper, $839,701. Since the PBRS Awards were granted in 2018, these amounts are included in the Summary Compensation Table - Stock Awards column in this Proxy Statement as 2018 compensation. However, as discussed above, in most narrative descriptions we consider them to be 2017 compensation because they relate to 2017 performance and exclude them from 2018 compensation calculations in order to facilitate comparability of compensation between periods.

Looking Forward: 2019 Annual Cash Incentive

For 2019, the Compensation Committee determined, with input from FW Cook, that net income is the best metric to measure TCF’s financial performance for TCF’s annual cash incentive. Consequently, the Compensation Committee determined levels for threshold, target, and maximum payouts for use in 2019 for all NEOs.

Looking Forward: 2019 Long-Term Incentives

For 2019, the Compensation Committee again set long-term incentive awards at the same vesting, and with the same targets (in the case of the performance-based RSUs) and amounts used in 2018 for all NEOs other than the CEO, whose total long-term incentive at target performance increased to 200% of base salary. The Compensation Committee, with input from FW Cook, determined that relative TSR remains the best metric to measure TCF’s financial performance for TCF’s long-term awards.

Craig R. Dahl

Mr. Dahl became the CEO effective January 1, 2016. His key accomplishments in 2018 and related compensation are provided below:

Key Accomplishments
Led TCF financial performance to record net income
Continued to reduce TCF’s risk profile through the change in mix of the balance sheet and continued sale of non-performing assets
Introduced new financial metric expectations in the form of adjusted ROATCE and adjusted efficiency ratio and met or exceeded guidance
Guided TCF to the achievement of a successful outcome with respect to TCF’s litigation with the CFPB
Grew net new accounts aided by the implementation of our enhanced digital retail banking platform
Maintained strong leadership through direct contact and messaging to employees through multiple means, including officer conferences, town halls, videos, and in-person visits
Pursued value-maximizing corporate development strategies, culminating in the merger of equals announced January 28, 2019

2018 Compensation
Base Salary	$926,481
Annual Cash Incentive	$1,525,636
Restricted Stock(1)	$3,727,406
Total Compensation	$6,179,523
% Performance-Based	73%
(1)	This amount includes the value of the performance-based restricted stock granted in 2018 pursuant to the Amended 2017 MIP, which had an approximate value of $1,798,066, and represents time-based restricted stock and performance-based RSUs granted during 2018 and valued at the grant date fair value.

Effective January 1, 2018, in consultation with FW Cook and based on data and analysis including a competitive review, the Compensation Committee increased Mr. Dahl’s salary to $927,000. The Board of Directors approved a new employment agreement with Mr. Dahl effective April 25, 2018. In connection with a competitive review of Mr. Dahl’s salary, effective January 1, 2019, the Compensation Committee increased the salary of Mr. Dahl to $1,000,000 and increased the target value of his long-term incentive to 200% of his base salary at target performance. As shown below, the Compensation Committee set Mr. Dahl’s 2019 target compensation at a level which is slightly above the market median of the 2018 Peer Group, which reflects the compensation philosophy of the Company.

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For information regarding Mr. Dahl’s 2018 long-term incentive awards, see “Key 2018 and Early 2019 Compensation Events – 2018 Long-term Incentives” in this CD&A. For information regarding Mr. Dahl’s employment agreement, see “Executive Compensation – Employment and Severance Agreements.”

Brian W. Maass

Mr. Maass became Chief Financial Officer on January 1, 2016. His key accomplishments in 2018 and related compensation are provided below:

Key Accomplishments
Effectively managed funding costs while maintaining strong levels of liquidity and capital
Executed 2018 goals to improve adjusted ROATCE and decrease adjusted efficiency ratio
Successfully assumed responsibilities of Investor Relations function, onboarded new leader and increased TCF’s external visibility and reputation with the investment community
Effectively transformed balance sheet and improved capital efficiency, allowing for over $200 million share repurchase and redemption of Series B preferred stock
Successfully implemented Tax Cuts and Jobs Act

2018 Compensation
Base Salary	$404,327
Annual Cash Incentive	$499,344
Restricted Stock(1)	$1,647,932
Total Compensation	$2,551,603
% Performance-Based	56%
(1)	This amount includes the value of the performance-based restricted stock granted in 2018 pursuant to the Amended 2017 MIP, which had an approximate value of $553,837, and represents time-based restricted stock and performance-based RSUs granted during 2018 and valued at the grant date fair value.

Effective January 1, 2018, in consultation with FW Cook and based on data and analysis including a competitive review of compensation of Chief Financial Officers of TCF’s peers, the Compensation Committee increased the salary of Mr. Maass to $405,000. The Compensation Committee felt that this adjustment was warranted based on input from Mr. Dahl regarding the performance of Mr. Maass, competitive market data from FW Cook, Mr. Maass assuming increased responsibilities, including supervision of TCF’s Investor Relations, and to further TCF’s compensation goals to retain key talent and provide competitive compensation. Additionally, on January 24, 2018, in recognition of his special contributions to TCF in 2017, including refinancing TCF’s preferred stock and his leadership in managing TCF’s capital levels, including returning capital to stockholders, his increased responsibilities and to help ensure his retention, the Compensation Committee awarded Mr. Maass a one-time restricted stock award valued at $500,000 that will vest over three years. Effective January 1, 2019, after a competitive compensation review, and in light of Mr. Maass’ significant contributions in connection with the planned merger with Chemical Financial Corporation (the “Planned Merger”) and his expanded role as CFO, leading additional functions, the Compensation Committee increased the salary of Mr. Maass to $475,000.

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For information regarding Mr. Maass’ 2018 long-term incentive awards, see “Key 2018 and Early 2019 Compensation Events – 2018 Long-term Incentives” in this CD&A.

William S. Henak

Mr. Henak became Executive Vice President, Wholesale Banking on January 1, 2016 with responsibility over all wholesale business lines, including commercial banking, leasing and equipment finance, and inventory finance. His key accomplishments in 2018 and related compensation are provided below:

Key Accomplishments
Delivered consistently strong credit performance across Wholesale Banking platform
Supported key strategic pillars of profitable growth and diversification by increasing Wholesale Banking assets and commercial deposit balances
Delivered strong origination, net income and interest-earning asset and deposit growth in the Wholesale Banking segment
Recruited, developed and retained key leadership and key producers in the Wholesale Banking units
Executed on portfolio acquisition opportunities in addition to adding new significant programs and customer relationships across the Wholesale Banking platform

2018 Compensation
Base Salary	$529,327
Annual Cash Incentive	$653,719
Restricted Stock(1)	$1,553,015
Total Compensation	$2,736,061
% Performance-Based	69%
(1)	This amount includes the value of the performance-based restricted stock granted in 2018 pursuant to the Amended 2017 MIP, which had an approximate value of $741,913, and represents time-based restricted stock and performance-based RSUs granted during 2018 and valued at the grant date fair value.

Effective January 1, 2018, in consultation with FW Cook and based on data and analysis including a competitive review, the Compensation Committee increased the salary of Mr. Henak to $530,000. The Compensation Committee felt that this base salary increase was warranted due to his success in the role of Executive Vice President, Wholesale Banking, a critical segment of TCF’s business that has grown in importance in recent years. As a result of his importance to TCF’s future, the Compensation Committee believed it was important to place Mr. Henak’s compensation at the higher end of the peer range for similar roles in order to compensate him for his leadership and contributions to the Company, and to encourage his retention. Effective January 1, 2019, after a competitive compensation review, and in light of Mr. Henak’s significant contributions in connection with the Planned Merger, the Compensation Committee increased the salary of Mr. Henak to $555,000.

For information regarding Mr. Henak’s 2018 long-term incentive awards, see “Key 2018 and Early 2019 Compensation Events – 2018 Long-term Incentives” in this CD&A.

Michael S. Jones

Mr. Jones became Executive Vice President, Consumer Banking on January 1, 2016 with responsibility over all consumer-facing businesses, including retail banking and consumer lending. His key accomplishments in 2018 and related compensation are provided below:

Key Accomplishments
Increased customers for the Community Bank while improving net promoter score and customer engagement score
Grew average deposits, TCF’s core funding source, while maintaining a low cost of deposits in a rising interest rate environment
Expanded consumer residential mortgage business while driving credit and portfolio performance and reducing non-performing assets
Continued to build on digital capabilities, rolling out new online account opening process and card controls for customer debit cards

2018 Compensation
Base Salary	$560,000
Annual Cash Incentive	$691,600
Restricted Stock(1)	$1,696,708
Total Compensation	$2,948,308
% Performance-Based	70%
(1)	This amount includes the value of the performance-based restricted stock granted in 2018 pursuant to the Amended 2017 MIP, which had an approximate value of $839,701, and represents time-based restricted stock and performance-based RSUs granted during 2018 and valued at the grant date fair value.

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When determining Mr. Jones’ compensation, the Compensation Committee took into consideration the fact that Mr. Jones is a key member of the executive team with extensive experience in all aspects of TCF’s business, including leading Consumer Banking, having worked for the Wholesale businesses, and having served as TCF’s Chief Financial Officer. As a result of his importance to TCF’s future, the Compensation Committee believed it was important to place Mr. Jones’ compensation at the higher end of the peer range for similar roles in order to compensate him for his leadership and contributions to the Company, and to encourage his retention. Effective January 1, 2019, after a competitive compensation review, and in light of Mr. Jones’ significant contributions in connection with the Planned Merger, the Compensation Committee increased the salary of Mr. Jones to $590,000.

For information regarding Mr. Jones’ 2018 long-term incentive awards, see “Key 2018 and Early 2019 Compensation Events – 2018 Long-term Incentives” in this CD&A.

Thomas F. Jasper

Mr. Jasper was Vice Chairman from 2012 to February 1, 2019, and Chief Operating Officer from January 1, 2016 to February 1, 2019 with responsibility over TCF’s functional support areas, including bank operations, finance, investor relations, corporate development, legal and human resources. His key accomplishments in 2018 and related compensation are provided below:

Key Accomplishments
Took a leadership role in the successful conclusion to the CFPB matter, including execution of the settlement and subsequent internal and external communications
Partnered with the CFO to lead the Investor Relations function through the retirement of its long-tenured leader and transition to a new leader

2018 Compensation
Base Salary	$560,000
Annual Cash Incentive	$—
Restricted Stock(1)	$1,696,708
Total Compensation	$2,256,708
% Performance-Based	60%
(1)	This amount includes the value of the performance-based restricted stock granted in 2018 pursuant to the Amended 2017 MIP, which had an approximate value of $839,701, and represents time-based restricted stock and performance-based RSUs granted during 2018 and valued at the grant date fair value.

When determining Mr. Jasper’s compensation, the Compensation Committee took into consideration the fact that Mr. Jasper was a key member of the executive team with extensive experience in all aspects of TCF’s business, including his having worked for the Wholesale businesses, led Retail Banking and served as TCF’s Chief Financial Officer. As a result of his importance to TCF’s operations, the Compensation Committee believed it was important to place Mr. Jasper’s compensation at the higher end of the peer range for similar roles in order to compensate him for his leadership and contributions to the Company, and to encourage his retention.

For information regarding Mr. Jasper’s 2018 long-term incentive awards, see “Key 2018 and Early 2019 Compensation Events – 2018 Long-term Incentives” in this CD&A.

Compensation & Governance Best Practices

Recovery (“Clawback”) of Performance-Based Compensation

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) requires recovery of certain compensation from the Principal Executive Officer and the Principal Financial Officer in the event of a restatement of financial results due to misconduct. The Audit Committee is responsible for determining whether annual cash incentive or long-term incentive compensation paid to the Principal Executive Officer or the Principal Financial Officer should be recovered in the event of a restatement. Mr. Dahl’s employment agreement sets forth his obligations to comply with these provisions of Sarbanes-Oxley, if applicable.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) required the SEC to issue rules that require all public companies to adopt additional mandatory clawback policies to recover any incentive-based compensation paid to current and former executive officers based on financial information that was subsequently required to be restated due to material noncompliance with any financial reporting requirements. In 2015 the SEC issued proposed rules. There are a number of areas addressed by the proposed rules, however, that require clarification and will likely result in material changes to the proposed rules. As a result, the Compensation Committee believes it is appropriate to await comprehensive final rules and subsequent changes to the NYSE listing standards before it adopts a clawback policy. Mr. Dahl’s employment agreement sets forth his obligations to comply with these provisions of Dodd-Frank, when applicable.

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Compensation Policies and Practices as They Relate to Risk Management

On an annual basis, the Compensation Committee performs a review of our incentive compensation policies and practices for senior executive officers and others, individually or in the aggregate, who may have the potential to expose TCF to material levels of risk. The Compensation Committee bases this review in part on an analysis of such compensation arrangements by our incentive compensation risk officer. The analysis and the Compensation Committee’s review considers, among other things, the balance between short- and long-term components of incentive compensation for the senior executive officers, the factors used to determine eligibility for annual cash incentive awards, terms of vesting for long-term incentive awards to the senior executive officers, risk management considerations, and how these elements relate to TCF’s most significant risks. In the case of senior executive officers, the Compensation Committee places significant reliance on its ability to reduce or withhold an award if it determines that the executive incurred excessive risk. Based on these reviews, the Compensation Committee determined that the risks arising from our incentive compensation arrangements, and compensation policies and practices in general, are not reasonably likely to have a material adverse effect on TCF.

Annual Perquisite Report

The Compensation Committee annually reviews a report of executive perquisites. The Compensation Committee uses the report to determine, in its own judgment, whether perquisites for our executives are reasonable. The Compensation Committee will reduce or eliminate any perquisite if it is determined that the perquisite, or total perquisites, are excessive based on its judgment and understanding of industry norms.

Stock Ownership Guidelines for NEOs

TCF’s Stock Ownership Guidelines provide that the CEO is expected to own shares of TCF common stock worth an amount equal to five times his or her base salary and each other NEO is expected to own shares of TCF common stock equal to three times his or her base salary.

All shares of TCF common stock owned directly or indirectly by an NEO will be considered in determining whether the Stock Ownership Guidelines have been met, including restricted stock (vested and unvested) and shares held in the 401(k) Plan and Supplemental Plan. Stock options do not count towards the Stock Ownership Guidelines. The shares of TCF common stock are valued at the higher of fair market value or the executive’s cost basis.

Each NEO has until the fifth anniversary of his or her appointment to an executive officer position to reach the applicable target ownership level. The Compensation Committee is responsible for monitoring the application of the Stock Ownership Guidelines and prepares and delivers a report to the Board annually. Failure to meet, or in unique circumstances, to show sustained progress toward meeting the Stock Ownership Guidelines as determined by the Compensation Committee, may result in an individual being required to retain all net shares obtained through equity awards. As of the Record Date, each NEO owned a sufficient number of shares of TCF common stock to comply with the Stock Ownership Guidelines, including Messrs. Maass and Henak, who have until January 1, 2021 to reach their target ownership level.

The Compensation Committee adopted the Stock Ownership Guidelines because it believes that it is in our and our stockholders’ best interests to further align the long-term financial interests of executive management with those of our stockholders by encouraging stock ownership among our executives. The Board believes that executive stock ownership demonstrates a long-term commitment to our growth and profitability.

Our Insider Trading Policy prohibits Directors and employees, including executive officers, from hedging the economic risk of ownership of any TCF securities they own, and requires prior approval from the General Counsel before any Director or employee, including executive officers, pledges any TCF securities.

Executive Severance Policy

TCF has enacted an Executive Severance Policy that applies to all executive officers of TCF and limits amounts payable under severance agreements to 2.99x the sum of the executive’s salary and target bonus unless stockholder approval is received. The Executive Severance Policy is available on our website at https://tcfbank.com/About-TCF/Corporate-Governance/Executive-Officers-Severance-Policy. Mr. Dahl’s employment agreement and the Change in Control Severance Agreements entered into with the NEOs other than Mr. Dahl, which are described below under “Executive Compensation – Employment and Severance Agreements,” comply with this policy.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in TCF’s Proxy Statement.

BY THE COMPENSATION COMMITTEE:

Vance K. Opperman, Chair
Peter Bell
William F. Bieber
Theodore J. Bigos
Karen L. Grandstrand
Roger J. Sit

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Executive Compensation

Summary Compensation Table

The following summary compensation table (the “Summary Compensation Table”) identifies the cash and non-cash compensation awarded to or earned by the NEOs in 2018, 2017, and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)(5)
Craig R. Dahl	2018	$926,481	$—	$3,727,406	$—	$1,525,636	$2,590	$76,518	$6,258,631
Director, Chairman,	2017	899,039	—	1,435,896	—	—	3,625	110,254	2,448,813
President, and CEO	2016	846,923	—	1,343,455	—	884,161	1,293	93,564	3,169,396
Brian W. Maass	2018	404,327	—	1,647,932	—	499,344	—	42,261	2,593,864
Executive Vice President and	2017	369,231	—	455,479	—	—	—	59,214	883,924
Chief Financial Officer	2016	328,678	—	402,442	—	257,347	—	40,139	1,028,606
William S. Henak	2018	529,327	—	1,553,015	—	653,719	633	46,052	2,782,746
Executive Vice President,	2017	494,616	—	609,382	—	—	4,012	58,901	1,166,911
Wholesale Banking	2016	472,082	—	1,101,398	—	369,628	—	57,330	2,000,438
Michael S. Jones	2018	560,000	—	1,696,708	—	691,600	—	55,903	3,004,211
Executive Vice President,	2017	559,808	—	689,372	—	—	—	78,371	1,327,551
Consumer Banking	2016	549,231	—	670,752	—	430,035	—	93,764	1,743,782
Thomas F. Jasper	2018	560,000	—	1,696,708	—	—	—	43,921	2,300,629
Former Director, Vice	2017	559,808	—	689,372	—	—	2,359	66,773	1,318,312
Chairman, and Chief Operating Officer	2016	550,000	—	670,752	—	430,637	—	67,958	1,719,347

(1)	The amount shown is the aggregate grant date fair value and does not reflect compensation actually received by the NEO. The amount consists of time- and performance-based restricted stock and performance-based RSU awards at grant date fair value computed in accordance with FASB ASC Topic 718. The fair value of the 2018 performance-based RSU awards are based on the maximum payout under the awards. The amount shown also includes the value of the PBRS Awards made in 2018 which replaced the 2017 annual cash incentive awards. As a result, the amounts that would have been included in the 2017 non-equity incentive column were included in the 2018 stock awards column as follows: Mr. Dahl, $1,798,066; Mr. Maass, $553,837; Mr. Henak, $741,913; Mr. Jones, $839,701; and Mr. Jasper, $839,701. The PBRS Awards are valued based on the probable outcome of the performance conditions, which assumes vesting of 100% of the shares if performance conditions are met. Excluding the payout pursuant to the PBRS Awards, total stock compensation based on the maximum payout to Messrs. Dahl, Maass, Henak, Jones, and Jasper would have been $1,929,340, $1,094,095, $811,102, $857,007, and $857,007, respectively. None of the restricted stock or RSU awards are entitled to dividends until the awards vest. TCF’s accounting policy and assumptions for stock-based compensation are described in Notes 2 and 17 of the Notes to Consolidated Financial Statements included in TCF’s Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	Non-equity incentive plan compensation represents any awards in recognition of achievement of performance goals under TCF’s MIP for the applicable year. The awards for each NEO are further described in the CD&A under “2018 Compensation of Named Executive Officers - Key 2018 and Early 2019 Compensation Events – 2018 Annual Cash Incentive.”

(3)	Amounts shown reflect only the change in pension value, because there were no above-market or preferential earnings on TCF’s nonqualified deferred compensation plans. Messrs. Maass and Jones joined the Company after June 30, 2004 and therefore are not participants in the Pension Plan. Although the amount shown for Messrs. Henak and Jasper are zero for 2016, the actual change in pension value for each was $(100) and $(285), respectively. Although the amount shown for Mr. Jasper is zero for 2018, the actual change in pension value was $(1,436). Compensation credits to the Pension Plan were discontinued effective April 1, 2006. However, interest credits continue to be credited.

(4)	Amounts shown in the “All Other Compensation” column for 2018 consist of the following:

		Employer Matching Contributions
Name	Perquisites(a)	401(k) Plan(b)	Supplemental Plan(b)	Total
Dahl	$30,194	$12,453	$33,871	$76,518
Maass	$22,045	$13,750	$6,466	$42,261
Henak	$19,586	$12,303	$14,163	$46,052
Jones	$27,903	$13,750	$14,250	$55,903
Jasper	$15,921	$2,154	$25,846	$43,921

(a)	NEOs were eligible to receive the following perquisites, none of which individually exceeded the greater of $25,000 or ten percent of the NEO’s total perquisites in 2018: imputed life insurance, executive tax service, personal use of club memberships, incentive trips, personal use of company car or car allowance, personal use of corporate aircraft, and executive physicals. Messrs. Dahl and Jones received personal use of corporate aircraft in the amount of $19,331 and $3,426, respectively (calculated on a pre-tax basis). These amounts are the aggregate incremental cost of non-business travel use, as determined based on the average weighted cost of fuel and maintenance, crew travel expense, onboard catering expense, landing fees, trip-related hangar/parking costs, and smaller variable costs. In the event that a family member or guest accompanied the NEO on a flight, the above amount also includes any incremental costs, such as on-board catering costs that may be associated with such travel.

(b)	TCF matches employee contributions up to 5% of the employee’s salary in the 401(K) Plan up to IRS limitations. The balance of the employer matching contributions in 2018 was made to the Supplemental Plan.

(5)	Amounts shown for 2018 include the PBRS Awards. Excluding the PBRS Awards, total compensation for each of the NEOs would be as follows: Mr. Dahl, $4,460,565; Mr. Maass, $2,040,027; Mr. Henak, $2,040,833; Mr. Jones, $2,164,510; and Mr. Jasper, $1,460,928. For further discussion on the PBRS Awards, see “Key 2018 and Early 2019 Compensation Events – 2018 Long-term Incentives – PBRS Awards” in the CD&A.

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Employment Agreements

Provisions of the employment agreement of Mr. Dahl and the severance agreements of the remaining NEOs are described below under “Executive Compensation – Employment and Severance Agreements.”

Amount of Salary and Bonus in Proportion to Total Compensation

The relationship of salary to the NEOs’ total compensation will vary from year to year primarily depending on the amount of non-equity incentive compensation (annual cash incentive) and grant date fair value of long-term awards, as discussed in the CD&A.

Grants of Plan-Based Awards in 2018

The following table shows plan-based awards granted to the NEOs in 2018:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Award			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock
Name	Grant Date		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	Stock (#)(3)	Awards ($)(4)
Dahl	01/24		$463,241	$926,481	$1,852,962	—	—	—	—	$—
	01/24		—	—	—	—	—	—	35,421	747,419
	01/24	(2)	—	—	—	17,711	35,421	53,132		1,181,921
	03/06	(6)	—	—	—	—	77,687	—	—	1,798,066
Maass	01/24		151,623	303,245	606,491	—	—	—	—	—
	01/24	(5)	—	—	—	—	—	—	22,477	474,287
	01/24		—	—	—	—	—	—	11,379	240,108
	01/24	(2)	—	—	—	5,690	11,379	17,069	—	379,700
	03/06	(6)	—	—	—	—	23,929	—	—	553,837
Henak	01/24		198,498	396,995	793,991	—	—	—	—	—
	01/24		—	—	—	—	—	—	14,891	314,215
	01/24	(2)	—	—	—	7,446	14,891	22,337		496,887
	03/06	(6)	—	—	—		32,055		—	741,913
Jones	01/24		210,000	420,000	840,000	—	—	—	—	—
	01/24		—	—	—	—	—	—	15,734	332,003
	01/24	(2)	—	—	—	7,867	15,734	23,601		525,004
	03/06	(6)	—	—	—	—	36,280	—	—	839,701
Jasper	01/24		210,000	420,000	840,000	—	—	—	—	—
	01/24		—	—	—	—	—	—	15,734	332,003
	01/24	(2)	—	—	—	7,867	15,734	23,601		525,004
	03/06	(6)	—	—	—	—	36,280	—	—	839,701

(1)	Amounts represent the range of possible payments for each NEO under the 2018 MIP made under the TCF Performance-Based Compensation Policy. The actual amount earned is presented in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The awards for each NEO are described in the CD&A under “2018 Compensation of Named Executive Officers - Key 2018 and Early 2019 Compensation Events – 2018 Annual Cash Incentive.”

(2)	Amounts represent awards of performance-based RSUs made to each NEO on January 24, 2018 under the TCF Financial 2015 Omnibus Incentive Plan (the “Omnibus Plan”). The awards are eligible to vest based on TCF’s TSR as compared to peers following the performance period which ends on December 31, 2020. The awards are further described in the CD&A under “2018 Compensation of Named Executive Officers - Key 2018 and Early 2019 Compensation Events – 2018 Long-Term Incentives.”

(3)	Amounts represent awards of time-based restricted stock made under the Omnibus Plan. The awards vest pro-rata on January 1, 2019, 2020, and 2021. The material terms of these awards are described in the CD&A under the heading “2018 Compensation of Named Executive Officers – Key 2018 and Early 2019 Compensation Events – 2018 Long-term Incentives.”

(4)	The per share grant date fair values of the time-based restricted stock awards, performance-based RSU awards, and PBRS Awards, respectively, computed in accordance with FASB ASC Topic 718 are as follows: Mr. Dahl, $21.101, $22.245 and $23.145; Mr. Maass, $21.101, $22.245 and $23.145; Mr. Henak, $21.101, $22.245 and $23.145; Mr. Jones, $21.101, $22.245 and $23.145; and Mr. Jasper, $21.101, $22.245 and $23.145. The performance-based RSUs are valued based on the probable outcome of the performance conditions, payout at the maximum level.

(5)	Amounts represent a one-time award of time-based restricted stock made to Mr. Maass under the Omnibus Plan in connection with his performance in 2017 and to encourage his retention. The award vests pro-rata on January 1, 2019, 2020, and 2021. The material terms of the award are described in the CD&A under the heading “Compensation of Named Executive Officers – Brian W. Maass.”

(6)	Amounts represent the PBRS Awards, which are described in this CD&A under “2018 Compensation of Named Executive Officers - Key 2018 and Early 2019 Compensation Events – PBRS Awards.” The value of the PBRS Awards was as follows: Mr. Dahl, $1,798,066; Mr. Maass, $553,837; Mr. Henak, $741,913; Mr. Jones, $839,701; and Mr. Jasper, $839,701. The PBRS Awards are valued based on the probable outcome of the performance conditions, which assumes vesting of 100% of the shares if performance conditions are met. The shares of restricted stock are not entitled to dividends until the awards vest.

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Outstanding Equity Awards at December 31, 2018

The following table shows all equity awards that were outstanding at December 31, 2018 for each NEO:

			Option Awards(1)				Stock Awards
	Year of		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Award		Exercisable	Unexercisable	($)	Date	(#)(2)	($)(3)	(#)	($)(3)
Dahl	2016		—	—	—	—	19,055	371,382	—	—
	2016	(4)	—	—	—	—	—	—	85,742	1,671,112
	2017		—	—	—	—	25,359	494,247	—	—
	2017	(5)	—	—	—	—	—	—	57,057	1,112,041
	2018		—	—	—	—	35,421	690,355	—	—
	2018	(6)	—	—	—	—	—	—	53,132	1,035,543
	2018	(7)	—	—	—	—	—	—	38,843	757,050
	2018	(8)	—	—	—	—	—	—	38,844	757,070
Maass	2014		—	—	—	—	7,500	146,175	—	—
	2015		—	—	—	—	20,000	389,800	—	—
	2016		—	—	—	—	5,709	111,268	—	—
	2016	(4)	—	—	—	—	—	—	25,685	500,601
	2017		—	—	—	—	8,044	156,778	—	—
	2017	(5)	—	—	—	—	—	—	18,099	352,750
	2018		—	—	—	—	11,379	221,777	—	—
	2018	(6)	—	—	—	—	—	—	17,069	332,675
	2018		—	—	—	—	22,477	438,077	—	—
	2018	(7)	—	—	—	—	—	—	11,964	233,178
	2018	(8)	—	—	—	—	—	—	11,965	233,198
Henak	2014		—	—	—	—	10,000	194,900	—	—
	2015		—	—	—	—	10,000	194,900	—	—
	2016		—	—	—	—	8,217	160,149	—	—
	2016	(4)	—	—	—	—	—	—	36,971	720,565
	2016		—	—	—	—	13,334	259,880	—	—
	2017		—	—	—	—	10,762	209,751	—	—
	2017	(5)	—	—	—	—	—	—	24,215	471,950
	2018						14,891	290,226	—	—
	2018	(6)					—	—	22,337	435,348
	2018	(7)	—	—	—	—	—	—	16,027	312,366
	2018	(8)	—	—	—	—	—	—	16,028	312,386
Jones	2014		—	—	—	—	25,000	487,250	—	—
	2016		—	—	—	—	9,513	185,408	—	—
	2016	(4)	—	—	—	—	—	—	42,809	834,347
	2017		—	—	—	—	12,175	237,291	—	—
	2017	(5)	—	—	—	—	—	—	27,393	533,890
	2018		—	—	—	—	15,734	306,656	—	—
	2018	(6)	—	—	—	—	—	—	23,601	459,983
	2018	(7)	—	—	—	—	—	—	18,140	353,549
	2018	(8)	—	—	—	—	—	—	18,140	353,549
Jasper	2016		—	—	—	—	9,513	185,408	—	—
	2016	(4)	—	—	—	—	—	—	42,809	834,347
	2017		—	—	—	—	12,175	237,291	—	—
	2017	(5)	—	—	—	—	—	—	27,393	533,890
	2018		—	—	—	—	15,734	306,656	—	—
	2018	(6)	—	—	—	—	—	—	23,601	459,983
	2018	(7)	—	—	—	—	—	—	18,140	353,549
	2018	(8)	—	—	—	—	—	—	18,140	353,549

(1)	No stock options are currently outstanding.

(2)	Amounts represent restricted stock awards that vest as follows: the 2014 award to Mr. Jones vested on February 1, 2019; the 2014 awards to Messrs. Maass and Henak will vest on April 1, 2019; the 2015 awards to Messrs. Maass and Henak will vest on April 1, 2020; the 2016 awards to Messrs. Dahl, Maass, Henak (8,217 remaining shares), Jones, and Jasper vest pro-rata on January 1, 2017, 2018, and 2019; the 2016 award to Mr. Henak (13,334 remaining shares) vests pro-rata on April 1, 2017, 2018, and 2019; the 2017 awards to Messrs. Dahl, Maass, Henak, Jones, and Jasper vest pro-rata on January 1, 2018, 2019, and 2020; and the 2018 awards to Messrs. Dahl, Maass, Henak, Jones, and Jasper vest pro-rata on January 1, 2019, 2020, and 2021.

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(3)	Market or payout value was determined using the year-end closing stock price of $19.49 per share.

(4)	Amounts represent awards of performance-based RSUs granted with vesting based on TCF’s total stockholder return as compared against the 2016 Peer Group over the three-year performance period ending December 31, 2018. The awards vested on January 22, 2019.

(5)	Amounts represent awards of performance-based RSUs granted with vesting based on TCF’s total stockholder return as compared against the 2017 Peer Group over the three-year performance period ending December 31, 2019. Awards are included at the maximum level of performance based on above-target performance under the terms of the award over the two-year period ended December 31, 2018.

(6)	Amounts represent awards of performance-based RSUs granted with vesting based on TCF’s total stockholder return as compared against the 2018 Peer Group over the three-year performance period ending December 31, 2020. Awards are included at the maximum level of performance based on above-target performance under the terms of the award over the one year period ended December 31, 2018.

(7)	Amounts represent one-half of the PBRS Awards granted with vesting based on TCF’s net income available to stockholders exceeding $100 million over the one-year period ending December 31, 2018. The PBRS Awards are valued based on the probable outcome of the performance conditions, which assumes vesting of 100% of the shares if performance conditions are met.

(8)	Amounts represent one-half of the PBRS Awards granted with vesting based on TCF’s net income available to stockholders exceeding $100 million over the one-year period ending December 31, 2019. The PBRS Awards are valued based on the probable outcome of the performance conditions, which assumes vesting of 100% of the shares if performance conditions are met.

Option Exercises and Stock Vested in 2018

The following table shows information for option exercises and vesting of stock awards in 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Dahl	225,000	$1,184,625	185,050	$4,048,936
Maass	—	—	12,229	257,192
Henak	—	—	32,929	719,130
Jones	—	—	188,231	4,193,015
Jasper	141,000	742,365	164,561	3,622,050

(1)	Amounts reflect the aggregate value realized on exercise in 2018 by multiplying (1) the difference between (a) the market price of our common stock on the exercise date and (b) the per share exercise price, by (2) the number of shares of our common stock acquired on exercise.

(2)	Amounts include the outstanding portion of the 2012 performance-based restricted stock awards to Messrs. Dahl, Jones, and Jasper and the 2015 performance-based restricted stock award to Mr. Jones, all of which vested on January 24, 2018, with 50% of the 2012 award shares being distributed immediately and 50% of the shares remaining in the Deferred Stock Plan for two years from the date of vesting or immediately upon a change in control of TCF, death, or disability of the NEO. The share amounts deferred for two years are as follows: Messrs. Dahl and Jasper, 62,500; and Mr. Jones, 50,000.

(3)	Amounts reflect the market value of TCF common stock on the day the stock vested, determined by multiplying the number of shares acquired on vesting by the average of the high and low sales prices on the NYSE for TCF common stock on the vesting date.

Pension Benefits in 2018

The following table shows information on the defined benefit pension plan benefits of the NEOs:

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Dahl	Pension Plan	5.75	$82,528	$—
Maass(3)	—	—	—	—
Henak	Pension Plan	5.25	67,281	—
Jones(3)	—	—	—	—
Jasper	Pension Plan	3.25	25,462	—

(1)	The number of years of credited service may be less than actual years of service with TCF or its subsidiaries because either the plan was not in effect or was frozen sometime during the NEO’s tenure with TCF or its subsidiaries. None of the NEOs was given credited service other than for their actual years of service with TCF or its subsidiaries.

(2)	All values shown are determined using interest rate and mortality assumptions consistent with those used in the Consolidated Financial Statements included in TCF’s Annual Report on Form 10-K for the year ended December 31, 2018.

(3)	Messrs. Maass and Jones joined TCF after June 30, 2004 and therefore are not participants in the Pension Plan.

Material Information Regarding Pension Benefits

TCF maintains a pension plan for all employees hired prior to July 1, 2004. Compensation credits to the plan were discontinued as of April 1, 2006. At the time compensation credits were discontinued, all active employees were deemed 100% vested in their benefits. Benefits were accrued under the cash balance formula in effect since September 1, 1990, as described below.

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Cash Balance Formula Accruals

Benefits have been provided under a cash balance formula since September 1, 1990. Compensation credits equal to the Applicable Percentage (based on the sum of age and years of service) multiplied by Certified Earnings (as defined below) were credited to the retirement accounts periodically. Compensation credits were discontinued effective April 1, 2006.

The following table reflects the compensation credits that were in effect for the periods indicated above each column:

	Applicable Percentage
Sum of the Participant’s age plus years of service on the last day of the month	Sept. 1, 1990 prior to Jan. 1, 2002	Jan. 1, 2002 prior to Jan. 1, 2004	Jan. 1, 2004 prior to Jan. 1, 2005	Jan. 1, 2005 prior to Jan. 1, 2006	Jan. 1, 2006 prior to April 1, 2006	Beginning on or after April 1, 2006
Under 30	2.5%	2.5%	2.5%	2.5%	2.5%	—
Under 34	2.5%	2.5%	—	2.5%	2.5%	—
Under 36	2.5%	2.5%	—	—	2.5%	0.0%
Under 38	2.5%	2.5%	—	—	—	—
Under 40	2.5%	—	—	—	—	—
30 but less than 32	—	—	2.6%	—	—	—
32 but less than 34	—	—	2.7%	—	—	—
34 but less than 36	—	—	2.8%	2.6%	—	—
36 but less than 38	—	—	2.9%	2.7%	2.6%	0.0%
38 but less than 40	—	2.6%	3.0%	2.8%	2.7%	0.0%
40 but less than 50	3.5%	3.5%	3.5%	3.5%	3.5%	0.0%
50 but less than 60	4.5%	4.5%	4.5%	4.5%	4.5%	0.0%
60 but less than 70	5.5%	5.5%	5.5%	5.5%	5.5%	0.0%
70 but less than 80	6.5%	6.5%	6.5%	6.5%	6.5%	0.0%
80 or more	7.5%	7.5%	7.5%	7.5%	7.5%	0.0%

Interest credits are credited to the retirement accounts using the one-year average of the 5-year Treasury Constant Maturity Rate plus 0.25%, rounded to the nearest quarter point, capped at 12% and determined at the beginning of each calendar year.

Certified Earnings generally include earned income, wages, salaries, and fees (or other amounts) for services rendered in the course of employment. Also included are annual cash incentives, commissions paid to salespersons, compensation for services on the basis of profits, commissions on insurance premiums, tips and bonuses (but not including payments for referrals), and any pre-tax contributions to the 401(k). Restricted stock awards are not included in Certified Earnings.

Prior to the April 1, 2006 freeze, cash balance benefits became vested after five years of vesting service, being 0% vested beforehand.

The normal retirement date is age 65. A participant is eligible for early retirement if termination occurs after attainment of age 55 with at least five years of vesting service. A participant is eligible for vested terminated benefits if termination occurs after attainment of at least five years of vesting service. In either case, distribution of the cash balance account balance can occur immediately upon termination. The amount of the distribution depends upon the payment form elected and is actuarially equivalent to the account balance earned as of the date of distribution. The normal payment form is the life-only annuity. A variety of other payment forms are available (including the lump sum option), all equivalent in value if paid over an average lifetime. Mr. Dahl is currently eligible for early retirement under the Pension Plan. Additionally, an active employee is eligible for distributions beginning at age 62.

The present value of the accumulated benefit displayed in the Pension Benefits table is the discounted value of the projected account balance at age 65 (projected with interest credits only). The value of the accumulated benefit was determined using assumptions consistent with those used for 2017 financial reporting purposes under FASB ASC Topic 715, “Compensation –Retirement Benefits” (“Topic 715”) unless otherwise directed by Regulation S-K. Some of those assumptions are as follows:

•	Benefits were assumed to commence at age 65;

•	The assumed form of payment at distribution was the lump sum option;

•	All benefits and present values are determined as of December 31, 2018, the Topic 715 measurement date;

•	The discount rate used to determine present values was 3.95% at December 31, 2018;

•	The rate of future interest credits used to determine present values as of December 31, 2018 was a select and ultimate assumption starting at 3.00% per annum for 2019 through 2021 and phasing to 3.25% for 2022 and beyond; and

•	No pre-retirement mortality, termination, retirement, or disability was assumed.

See Note 18 of the Notes to Consolidated Financial Statements included in TCF’s Annual Report on Form 10-K for the year ended December 31, 2018 for additional information regarding TCF’s accounting policy and assumptions for employee benefit plans.

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Nonqualified Deferred Compensation in 2018

The following table shows certain information for TCF’s nonqualified account-type plans for the NEOs. The Supplemental Plan shown below is a nonqualified supplemental program for the 401(k) Plan, a plan which is a qualified tax or deferred plan under Section 401(k) of the Code. The TCF contributions shown in the table for the Supplemental Plan are matching contributions which are made at the same rate as under the 401(k) Plan. For further information about this plan, refer to the CD&A under “2018 Compensation of Named Executive Officers – Other Forms of Compensation – 401(k) Plan and Supplemental Plan.” The Deferred Stock Plan provides the NEOs with supplemental retirement benefits by deferring certain transfers of previously awarded TCF common stock.

Name	Plan	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at December 31, 2018 ($)(4)
Dahl	Supplemental Plan	$ 68,148	$ 33,871	$ (55,342)	$ (55,942)	$ 1,870,932
	Deferred Stock Plan	—	—	62,938	(1,457,813)	2,192,625
Maass	Supplemental Plan	1,716	6,466	(2,668)	(3,137)	109,521
Henak	Supplemental Plan	28,433	14,163	(74,137)	(12,038)	1,028,869
Jones	Supplemental Plan	3,500	14,250	(3,323)	(14,427)	490,771
	Deferred Stock Plan	—	—	30,634	(556,125)	499,509
Jasper	Supplemental Plan	262,500	25,846	(180,275)	(16,776)	2,104,873
	Deferred Stock Plan	—	—	21,113	(1,390,313)	3,381,612

(1)	The amounts shown in this column are reported as compensation in the Summary Compensation Table.

(2)	Amounts consist of dividend equivalents and unrealized appreciation or depreciation on the deemed account investments, primarily TCF common stock. There were no above-market or preferential earnings or appreciation in 2018 or previous years.

(3)	Amounts consist of dividend equivalents on deemed investments in TCF common stock and distributions of vested shares from the Deferred Stock Plan which were included for each participant in the Summary Compensation Table in the years granted. The dividend equivalents are also included in the Aggregate Earnings in Last Fiscal Year column of this table.

(4)	Amounts include aggregate salary and matching contributions to the Supplemental Plan reported as compensation in the Summary Compensation Table for years prior to 2018 in the following amounts: Mr. Dahl, $1,262,244; Mr. Maass, $51,932; Mr. Henak, $206,436; Mr. Jones, $328,034; and Mr. Jasper, $1,443,670.

Material Information Regarding the Supplemental Plan

•	The NEOs’ covered compensation and contributions under the 401(k) Plan are subject to certain limits imposed by the IRS. The Supplemental Plan allows NEOs to make pre-tax contributions from their salary and annual cash incentives at the same rate as under the 401(k) Plan and up to a total of 50% of covered pay and to receive an employer matching contribution at the same rate as under the 401(k) Plan on their contributions up to 5% of pay.

•	Employee contributions to the Supplemental Plan may be invested, at the employee’s election, in the same investment choices that are available in the 401(k) Plan. Employer matching contributions to the Supplemental Plan are invested 100% in TCF common stock.

•	The amounts allocated to the accounts of each of the NEOs primarily consist of deemed TCF common stock. Earnings on deemed TCF common stock investments in the plan during 2018 consisted of $0.60 per share in dividend equivalents and depreciation during 2018 of $1.01 per share. Dividend-equivalent distributions are made from the Supplemental Plan at the same time and at the same rate as to holders of TCF common stock generally.

•	Distributions from the Supplemental Plan generally occur in a lump sum in the event of death, disability, or no sooner than six months after the termination of employment. Participants may also elect to receive a lump sum distribution on a date certain or in the event of a change in control, or may receive a series of annual payments following termination.

•	Deemed investments in TCF common stock selected by the NEOs generally cannot be changed during employment (except in certain change in control situations) and such investments are distributed in-kind upon termination of employment, either in a lump sum six months thereafter or in annual installments, as elected by the participant.

Material Information Regarding the Deferred Stock Plan

•	There were no contributions to the Deferred Stock Plan in 2018.

•	The accounts of the NEOs are deemed to be invested in shares of TCF common stock. Distributions are made in-kind in the form of TCF common stock.

•	Distributions are made in accordance with the terms of the restricted stock agreements applicable to the shares that have been deferred into the Deferred Stock Plan.

•	TCF’s cost of the Deferred Stock Plan in 2018 was $15,696 for recordkeeper and trustee expenses.

•	Shares of restricted stock contributed to the Deferred Stock Plan are not entitled to dividends until they vest.

•	TCF has established a trust fund to accumulate assets for the payment of benefits as they come due.

•	At December 31, 2018, the total investment in TCF common stock under the Deferred Stock Plan was 899,014 shares valued at $17,521,788.

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CEO Pay Ratio

The following pay ratio and supporting information compares the annual total compensation of our employees other than our CEO (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of our CEO, as required by regulations promulgated pursuant to Section 953(b) of the Dodd-Frank Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We believe that it is appropriate to calculate the pay ratio of our CEO against our 2017 median employee because there have been no material changes in our workforce, compensation programs, or the circumstances of our median employee.

For 2018, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than our CEO) was $47,181; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $6,258,631 ($4,460,565 excluding the value of the PBRS Awards).

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 132.7 to 1. Because the PBRS Awards for Mr. Dahl valued at $1,798,066 came in lieu of the 2017 annual cash incentive payments that would have been due to Mr. Dahl, those amounts are included in 2018 total compensation by rule. However, we believe that excluding the value of these awards provides a more accurate view of 2018 CEO compensation. Excluding the value of the PBRS Awards to Mr. Dahl, his total compensation would have been $4,460,565, and the ratio of our CEO to the median employee would have been 94.5. To determine the pay ratio, we took the following steps:

We determined that as of December 31, 2017, the determination date, our employee population consisted of approximately 6,000 individuals, primarily located in the United States, but including our Canadian employees. This population consists of full-time, part-time, temporary and seasonal employees of TCF and each of its direct and indirect subsidiaries. To identify the median employee, we compared 2017 Form W-2 wages, salaries and tips, or the Canadian equivalent, for all employees as of December 31, 2017, excluding our CEO. Amounts paid in Canadian dollars were converted to U.S. dollars using the 2017 12-month average exchange rate as of the last day of each month. Once we identified our median employee, we calculated such employee’s annual total compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $47,181. The calculation of the median employee’s annual total compensation pursuant to Item 402(c)(2)(x) includes salary (or wages plus overtime, where applicable), bonus, incentive compensation, and employer matching contributions to the 401(k) Plan and to the median employee’s health savings account.

With respect to the CEO, we used the amount reported as total compensation in the Summary Compensation Table included in this Proxy Statement. Any adjustments, estimates and assumptions used to calculate total annual compensation are described in footnotes to the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Non-Change in Control Termination-Related Payments

Mr. Dahl had an employment agreement in effect at December 31, 2018. The following table sets forth the general estimated distributions that would have been made by TCF to Mr. Dahl in the event of a termination of employment not involving a change in control of the Company on December 31, 2018.

Type of Termination	Salary Payout(1)	Restricted Stock(2)	Stock Options(3)	Total(4)
By Company Without Cause	$2,338,892	$—	$—	$2,338,892
By Executive for Good Reason	$2,338,892	$—	$—	$2,338,892
By Executive – Voluntary	$21,392	$—	$—	$21,392
By Executive – Retirement	$21,392	$—	$—	$21,392
By Company With Cause	$21,392	$—	$—	$21,392
Death or Disability	$21,392	$—	$—	$21,392

(1)	For a termination by the Company without Cause or by Mr. Dahl for Good Reason, the amount includes earned but unpaid salary as of December 31, 2018, and a payment of two and one-half times his base salary. The last pay date in 2018 was December 21, 2018. For all other terminations (including by death or disability), the amount includes only earned but unpaid salary as of December 31, 2018. All amounts in this column would be payable in a lump sum payment.

(2)	There would be no accelerated vesting of restricted stock awards upon termination absent a change in control. The amounts in this column do not include any value for vested deferred shares held in the Deferred Stock Plan.

(3)	There were no outstanding stock options as of December 31, 2018.

(4)	In addition to the payments indicated, Mr. Dahl would be entitled to receive upon employment termination accumulated and vested benefits under the 401(k) Plan, Supplemental Plan, Deferred Stock Plan, the Pension Plan, and continuation of benefits available to employees generally, as described in the CD&A under “2018 Compensation of Named Executive Officers – Other Forms of Compensation,” as well as monthly premiums for COBRA coverage for up to 12 months as described below under “Employment Agreements”. There is no enhancement or acceleration of these benefits upon any of the triggering events.

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Except as set forth above, NEOs generally forfeit all outstanding unvested: (i) restricted stock awards; (ii) RSU awards; and (iii) stock options upon a termination absent a change in control, except in the case of retirement, death or disability for certain awards (as provided in individual award agreements). Each NEO would be entitled to receive payment of earned but unpaid salary as of December 31, 2018, as well as accumulated and vested benefits under the 401(k) Plan, Supplemental Plan, Deferred Stock Plan, and the Pension Plan, as described in the CD&A under “2018 Compensation of Named Executive Officers – Other Forms of Compensation.” NEOs are not entitled to ongoing perquisites after termination of employment, but are entitled to continuation benefits coverage available to TCF employees generally. Additionally, in connection with the receipt of certain awards (as provided in individual award agreements), the NEOs would be subject to non-solicitation, non-hire and confidentiality restrictions for the duration of their employment and for a period of 12 months thereafter. Mr. Dahl would be subject to a two-year non-solicitation agreement in connection with a termination following a change in control, and a one-year non-solicitation agreement in connection with a termination absent a change in control.

The following table sets forth the general estimated distributions that would have been made by TCF to Messrs. Maass, Henak, Jones, or Jasper in the event of a termination of employment not involving a change in control of the Company due to retirement, death or disability on December 31, 2018:

PAYMENTS DUE UPON RETIREMENT, DEATH OR DISABILITY FOR OTHER NEOS

Name	Salary Payout(1)	Restricted Stock(2)	Stock Options	Total
Maass	$9,346	$429,443	$—	$438,789
Henak	$12,231	$330,339	$—	$342,570
Jones	$12,923	$479,123	$—	$492,046
Jasper	$12,923	$—	$—	$12,923

(1)	Represents amount of salary earned but unpaid as of December 31, 2018. The last pay date in 2018 was December 21, 2018. Amounts in this column would be payable in a lump sum payment.

(2)	Represents accelerated vesting of restricted stock that would vest pro-rata upon retirement, death or disability. The amounts in this column do not include vested deferred shares held in the Deferred Stock Plan. Restricted stock was valued at $19.49 per share, the year-end closing price.

Payments in the Event of a Change in Control

The table below shows estimated lump sum payments in the event of a change in control effective as of December 31, 2018, irrespective of whether the NEO was also terminated. Actual amounts can only be determined at an actual date of a change in control.

At December 31, 2018, NEOs would have been entitled to vesting of certain unvested stock grants upon a change in control. All equity awards granted since January 1, 2015 include a “double trigger,” such that the awards do not vest upon a change in control unless the NEO’s employment is terminated by TCF without Cause or by the NEO for Good Reason within one year following a change in control.

In consideration of benefits under his employment agreement, Mr. Dahl is subject to a two-year non-solicitation agreement in connection with a termination upon or following a change in control. Pursuant to restricted stock awards, NEOs would generally have been subject to a one-year non-solicitation agreement after termination of employment. Pursuant to their Change in Control Severance Agreements, NEOs would be subject to an 18-month non-solicitation agreement if such NEO is terminated in connection with a change in control.

ESTIMATED PAYMENTS IN THE EVENT OF A CHANGE IN CONTROL

Name	Salary(1)	Restricted Stock(2)	Stock Options(3)	Total(4)
Dahl	$21,392	$—	$—	$21,392
Maass	$9,346	$—	$—	$9,346
Henak	$12,231	$—	$—	$12,231
Jones	$12,923	$487,250	$—	$500,173
Jasper	$12,923	$—	$—	$12,923

(1)	Amounts represent the amount of salary earned but unpaid as of December 31, 2018. The last pay date in 2018 was December 21, 2018. If in connection with a change in control any of the NEOs (other than Mr. Dahl) would have been terminated by TCF without Cause or would have terminated his employment for Good Reason, such NEO would have received a lump sum severance payment, in cash, equal to one and one-half times the sum of (i) the NEO’s base salary, and (ii) the NEO’s target annual bonus under the 2018 MIP, in the amounts as follows: Mr. Maass, $1,063,125; Mr. Henak, $1,391,250; Mr. Jones, $1,470,000; and Mr. Jasper, $1,470,000. If, in connection with a change in control, Mr. Dahl would have been terminated by TCF without Cause or would have terminated his employment for Good Reason, he would have received a lump sum severance payment, in cash, equal to two and one-half times his salary and bonus, contractually agreed to be equal to his salary, in the amount of $4,635,000.

(2)	This amount does not include “double trigger” restricted stock and RSU awards that will only vest if the NEO is terminated without Cause within one year following a change in control, which are valued as follows: Mr. Dahl, $6,888,799; Mr. Maass, $3,116,276; Mr. Henak, $3,562,421; Mr. Jones, $3,751,922; and Mr. Jasper, $3,264,672 . Restricted stock was valued at $19.49 per share, the year-end closing price. The amounts in this column do not include vested deferred shares held in the Deferred Stock Plan.

(3)	There were no outstanding stock options as of December 31, 2018.

(4)	In addition to the payments indicated, the NEOs would have been entitled to receive accumulated and vested benefits under the 401(k) Plan, Supplemental Plan, Deferred Stock Plan, and the Pension Plan following termination, as well as comparable insurance benefits for 24 months following termination, as described below under “Employment Agreements.” Mr. Dahl would also have been entitled to monthly premiums for COBRA coverage for up to 12 months as described below under “Employment Agreements” in the event of a termination following a change in control without Cause or by Mr. Dahl for Good Reason.

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Definitions of “Change in Control”

For purposes of vesting of awards granted under the Incentive Stock Program, a change in control is generally defined as: (i) the acquisition by a party of 50% or more of the voting stock of TCF’s then-outstanding securities; (ii) a change in a majority of TCF’s Board of Directors over a two-year period (other than if such Directors were nominated by at least two-thirds of the Directors who were Directors at the beginning of the period); or (iii) holders of TCF common stock approving (a) a merger or acquisition that results in TCF’s voting stock representing less than 50% (70% for stock options granted to NEOs) of the shares outstanding immediately prior to such merger or acquisition, (b) a plan of complete liquidation of TCF, or (c) an agreement for the sale of all or substantially all of TCF’s assets (but, a change in control will not be deemed to have occurred if the merger, consolidation, sale or disposition of assets is not subsequently consummated).

For purposes of vesting of awards granted under the Omnibus Plan, a change in control is generally defined as: (i) the acquisition by a party of 50% or more of the total fair market value or total voting power of TCF’s stock; (ii) a change in the composition of TCF’s Board such that company-sponsored directors cease to comprise a majority of the Board; (iii) a merger or consolidation of TCF is consummated, other than (a) where following such transaction TCF’s historic stockholders retain at least 50% ownership of the surviving entity or the purchaser and individuals that comprise a majority of the Board prior to the transaction still constitute a majority of the Board thereafter, or (b) a recapitalization whereby no person acquires more than 50% of the voting power of TCF’s then outstanding securities; or (iv) stockholders approve a plan of complete liquidation or dissolution or there is consummated an agreement for the sale of all or substantially all of TCF’s assets, other than where following such transaction TCF’s historic stockholders retain at least 50% ownership of the purchaser in substantially the same proportions and individuals that comprise a majority of the Board of TCF prior to the transaction constitute a majority of the Board of the purchaser thereafter.

For purposes of Mr. Dahl’s employment agreement and the Change in Control Severance Agreements entered into with the NEOs other than Mr. Dahl, a change of control is deemed to occur upon: (i) the acquisition by a party of 30% or more of the voting stock of TCF’s then-outstanding securities; (ii) a change in a majority of TCF’s Board of Directors over a two-year period (other than if such Directors were nominated by at least two-thirds of the Directors who were Directors at the beginning of the period, or whose nomination was so approved); or (iii) holders of TCF common stock approving (a) a merger or acquisition that results in TCF’s voting stock representing less than 70% of the shares outstanding immediately prior to such merger or acquisition, (b) a plan of complete liquidation of TCF, or (c) an agreement for the sale of all or substantially all of TCF’s assets (but, a change of control will not be deemed to have occurred if the merger, consolidation, sale or disposition of assets is not subsequently consummated).

Definitions of “Cause” and “Good Reason”

As of December 31, 2018, for purposes of Mr. Dahl’s employment agreement and equity awards, “Cause” included: (i) the continued failure to devote substantially all business time and best efforts to the performance of duties after 30 days’ written notice from the Board; (ii) a violation of reasonable and lawful instructions of the Board; (iii) gross misconduct; (iv) conviction of a felony or any criminal charge involving moral turpitude and all appeals from such conviction have been exhausted; or (v) failure or refusal to comply with a reasonable and lawful policy, standard or regulation of Company in any material respect, relating to sexual harassment, other unlawful harassment or workplace discrimination.

As of December 31, 2018, for purposes of the Change in Control Severance Agreements and equity awards entered into with the NEOs other than Mr. Dahl, “Cause” included: (i) the continued failure to devote substantially all business time and best efforts to the performance of duties after a demand for performance from the Board; (ii) a violation of reasonable and lawful instructions of the CEO and/or the Board; (iii) gross misconduct; or (iv) conviction of a felony or any criminal charge involving moral turpitude.

As of December 31, 2018, for purposes of Mr. Dahl’s employment agreement and the Change in Control Severance Agreements entered into with the NEOs, “Good Reason” included: (i) any material diminution in the scope of the executive’s authority and responsibility; (ii) a material diminution in the executive’s base compensation, including bonus opportunity, benefits or perquisites; (iii) a material change in geographic location at which the executive must perform the services; (iv) requiring Mr. Dahl to report to a supervisor other than the Company’s Board of Directors or requiring the NEO to report to a supervisor other than the Company’s CEO or an officer who reports directly to the CEO; or (v) any other action or inaction that constitutes a material breach by the Company of the executive’s agreement. Additionally, under Mr. Dahl’s employment agreement, “Good Reason” also includes the failure of any acquirer of or successor to the Company to assume the obligations of the Company under Mr. Dahl’s employment agreement in connection with a change in control. For equity awards issued pursuant to the Omnibus Plan, the definition of Good Reason contained in Mr. Dahl’s employment agreement or the Change in Control Severance Agreements with the NEOs is incorporated into their equity awards.

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Employment and Severance Agreements

Craig Dahl Employment Agreement

On April 25, 2018, TCF entered into a new employment agreement with Mr. Dahl, effective April 25, 2018, which will continue through December 31, 2020, pursuant to which he is entitled to receive:

•	An annual salary of at least $927,000;

•	Annual cash incentive opportunity, long-term incentive awards, and perquisites, each at the discretion of the Compensation Committee;

•	Participation in the same benefit plans as apply to TCF employees generally, and on the same terms and conditions; and

•	Severance payment rights as follows:

Severance Trigger	Cash Termination Payments
Termination by TCF Without Cause Absent a Change of Control	2.5x base salary
Termination by TCF Without Cause Following a Change of Control	2.5x the sum of base salary and annual cash incentive (assumed to equal base salary)
Termination by the Executive for Good Reason Absent a Change of Control	2.5x base salary
Termination by the Executive for Good Reason Following a Change of Control	2.5x the sum of base salary and annual cash incentive (assumed to equal base salary)

In addition, if Mr. Dahl’s employment is terminated by TCF without Cause or by Mr. Dahl for Good Reason and such termination occurs after the end of the Company’s fiscal year but prior to the payment of any annual cash incentive applicable to such fiscal year, TCF shall pay Mr. Dahl the annual cash incentive earned under such incentive program when such amounts are paid to other participants in the program. In addition, at Mr. Dahl’s election, TCF will pay the monthly premiums for COBRA coverage for up to 12 months following a termination by the Company without Cause or by Mr. Dahl for Good Reason. “Cause,” “Good Reason,” and “Change of Control” have the meanings provided in Mr. Dahl’s employment agreement.

Non-CEO Executive Change in Control Severance Agreements

On March 1, 2018, TCF entered into Change in Control Severance Agreements with certain executives, including all of the NEOs other than Mr. Dahl. Under the terms of these agreements, if an executive’s employment is terminated by the Company without Cause or by the executive for Good Reason during the period beginning six months prior to a Change in Control and ending two years after a Change in Control (the “Change in Control Period”), the executive will receive a lump sum payment equal to 1.5x the sum of the executive’s base salary and target annual bonus and the amount of any earned but unpaid salary and bonus, and will also receive comparable insurance benefits for 24 months. To the extent necessary to avoid penalties under Section 280G of the Code, the payment will be reduced, provided such penalties are greater than the amount the payments would be reduced to avoid the penalties.

The Change in Control Severance Agreements also require the executives to provide TCF a general release of all legal claims prior to receiving any payments and prohibit the executive from soliciting employees or customers of TCF and its subsidiaries for 18 months if the executive’s employment is terminated without Cause or for Good Reason during the Change in Control Period. The Change in Control Severance Agreements’ term ends on December 31, 2018, but, following a change in control, will automatically renew each year for a one year term until the second year after a Change in Control, unless terminated by TCF or the Executive. “Cause,” “Good Reason,” and “Change in Control” have the meanings provided in the Change in Control Severance agreements.

Indemnification Rights

Indemnification rights are provided to the NEOs under TCF’s Certificate of Incorporation and Bylaws to the extent allowed under Delaware General Corporation Law and TCF maintains Directors and Officers Insurance.

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Equity Compensation Plans Approved by Stockholders

The following table provides information regarding TCF’s equity compensation plans, including TCF’s current incentive plan, the Omnibus Plan and TCF’s former plan, the Incentive Stock Program as of December 31, 2018:

Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance
	be issued upon exercise	exercise price of	under equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by	—	—	4,796,822(2)
security holders(1)
Equity compensation plans not	—	—	—
approved by security holders
TOTAL	—	—	4,796,822

(1)	Includes the Omnibus Plan and the Incentive Stock Program.

(2)	Represents shares available for issuance under the Omnibus Plan.

Proposal 2	Advisory (Non-Binding) Vote to Approve Executive Compensation (“Say on Pay”)

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), TCF is asking stockholders on an advisory (non-binding) basis to approve the executive compensation of TCF’s NEOs as described in the CD&A and tabular disclosure and accompanying narrative discussions of NEO compensation in this Proxy Statement and related material (“Say on Pay”). TCF conducts annual Say on Pay votes and expects to conduct the next Say on Pay vote at the 2020 Annual Meeting.

The Board believes that the balanced compensation mix consisting of base salary, annual cash incentives and long-term equity incentives achieves our compensation objectives, including attracting, rewarding, and retaining highly qualified executives, linking pay to individual and Company performance, aligning the interests of executives with stockholders, and providing the greatest pay opportunity for superior performance for sustained periods of time through business cycles.

We believe that stockholders have responded positively to the changes made over the last several years to our compensation program, with TCF receiving approximately 95% of votes cast “FOR” TCF’s 2017 compensation last year. The changes made by TCF in recent years include:

•	All equity awards granted after January 1, 2015 now include a “double trigger,” such that the award will not vest in connection with a change in control unless the executive’s employment is terminated without cause within one year thereof.

•	Annual cash incentives since 2015 have been based on performance metrics (ROA and ROTCE, and as of 2018, 2018 MIP adjusted ROA, 2018 MIP adjusted ROTCE and 2018 MIP adjusted diluted EPS) that are widely used and tracked in the industry and demonstrate efficient use of capital and the 2017 annual cash incentives were paid out in performance-based restricted stock tied to net income available to common stockholders instead of cash.

•	Half of target long-term incentives beginning in 2015 have been based on our total stockholder return relative to our peers over a three-year performance period.

•	In 2015, TCF adopted an Executive Severance Policy limiting amounts payable under future severance agreements to 2.99 times the sum of an executive’s salary and target bonus unless stockholder approval is received. A copy of the Executive Severance Policy is available on our website at https://tcfbank.com/About-TCF/Corporate-Governance/Executive-Officers-Severance-Policy.

Our stockholders responded positively to our compensation program last year. Because the Compensation Committee believes that the program continues to appropriately reward executives for performance while not encouraging excessive risk taking, the Compensation Committee, following extensive stockholder outreach, again approved our compensation program, which included the same formula for incentive compensation as in the previous year.

See “2018 Compensation of Named Executive Officers” in the CD&A for a more complete discussion of TCF’s executive compensation program.

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Resolution

Stockholders are asked to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Although this is an advisory vote, the Compensation Committee values the views of our stockholders and will consider the outcome of the vote when determining future executive compensation arrangements.

Recommendation of the Board

The Board unanimously recommends that stockholders vote “FOR” this Proposal.

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Proposal 3	Advisory (Non-Binding) Vote to Ratify the Appointment of KPMG LLP as Independent Registered Public Accountants

The Audit Committee has appointed the firm of KPMG LLP (“KPMG”), independent registered public accountants, to audit the financial statements of TCF Financial and its subsidiaries for the fiscal year ending December 31, 2019.

TCF is providing stockholders at the Annual Meeting with the opportunity to vote on an advisory (non-binding) vote on the appointment of KPMG. Such a vote is not required but is being solicited by TCF in order to determine if the stockholders approve of TCF’s appointment of KPMG as our independent registered public accountants. The Audit Committee’s appointment of KPMG is not contingent upon obtaining stockholder approval. In the event of a negative vote by stockholders, the Audit Committee will take such vote into consideration in determining whether to continue to retain KPMG. Representatives of KPMG are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement, if they so desire.

Recommendation of the Board

The Board unanimously recommends that stockholders vote “FOR” this Proposal.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements with management; received written disclosures and the letter from the independent registered public accountants, KPMG, required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence; and discussed the independence of KPMG with representatives of such accounting firm. The Audit Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 1301, Communications With Audit Committees.

Based on the review and discussions above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the TCF Financial Corporation Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

By the Audit Committee:

Julie H. Sullivan, Chair

Karen L. Grandstrand

George G. Johnson

Richard H. King

Vance K. Opperman

Roger J. Sit

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Independent Registered Public Accountants

Fees paid to KPMG for the years ended December 31, 2017 and 2018 are as follows:

	2017	2018
Audit Fees(1)	$2,299,000	$2,562,886
Audit-Related Fees(2)	268,701	255,449
Tax Fees(3)	401,210	159,397
All Other Fees	—	—
TOTAL	$2,968,911	$2,977,732

(1)	Amounts include fees for annual audit, quarterly reviews, separate opinions, statutory audits and comfort letters.

(2)	Audit-Related Fees in 2017 and 2018 are related to employee benefit plan audits, servicing reports, and agreed-upon procedures work.

(3)	Tax Fees are related to the review of tax returns and consultation on other corporate tax matters, including $44,580 and $43,700 for tax return reviews and related services for 2017 and 2018, respectively.

The Audit Committee has considered all fees for non-audit services to be compatible with maintaining the registered public accountants’ independence.

Pre-approval Process

The Audit Committee is responsible for pre-approving all audit and non-audit services provided by TCF’s independent registered public accountants. In the event that approval is required prior to a regularly scheduled Audit Committee meeting, the Audit Committee Chair is authorized to pre-approve audit and non-audit services, provided the aggregate fees for the services approved by the Chair since the prior Committee approvals shall not exceed $250,000. Any services pre-approved by the Chair will be reported to and considered by the full Audit Committee at its next scheduled meeting. During 2018, all services provided by KPMG (including all of the services related to the fees described in the foregoing table) were pre-approved by the Audit Committee or by the Audit Committee Chair.

Each member of the Audit Committee is independent, as independence is defined in Section 303A of the listing standards of the NYSE.

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Background of Executive Officers who are not Directors

The following describes the business experience of executive officers of TCF Financial, or its principal wholly-owned subsidiary TCF Bank, who are not Directors of TCF Financial.

Susan D. Bode (age 56) (Principal Accounting Officer) has been Senior Vice President and Chief Accounting Officer of TCF Financial since November 2012. Ms. Bode has also served as Executive Vice President and Chief Accounting Officer of TCF Bank since November 2012. Prior to being elected Executive Vice President in November 2012, she was a Senior Vice President of TCF Bank since April 2010. She has served as Chief Accounting Officer of TCF Bank since April 2010. Prior to joining TCF Bank, from 2007 to 2010, Ms. Bode served as Managing Director with the finance group of Residential Capital, LLC, a division of GMAC LLC, engaged principally in mortgage financing activities.

Thomas J. Butterfield (age 54) became Executive Vice President and Chief Information Officer of TCF Financial and TCF Bank in March 2015. Prior to joining TCF, from January 2014 to August 2014, Mr. Butterfield was the Senior Vice President, Technology Strategy & Business Solutions at Target Corp, an upscale discount retail company. Beginning in January 2006, Mr. Butterfield served in various leadership positions at Target, including acting Chief Information Officer of Target Canada, from January 2011 to December 2013.

James M. Costa (age 50) has been the Chief Risk Officer since August 2013 and Chief Credit Officer since January 2017 for TCF Financial and TCF Bank. He has over 25 years of financial services experience, with nearly twenty years in risk management. Prior to joining TCF Financial, from 2010 to 2013, Mr. Costa served as Executive Vice President of Risk and Head of Enterprise Portfolio Management at PNC Financial Services Group, Inc., a financial services institution, and before that, from 2004 to 2010, led enterprise credit strategy for Wachovia Corporation, a financial services institution.

Joseph T. Green (age 64) has been Secretary of TCF Financial since 2011 and has been General Counsel of TCF Financial since 2009. He has also been a Senior Vice President of TCF Financial since 2008. Mr. Green has also served as General Counsel of TCF Bank since 1993 and Secretary of TCF Bank since 2001, and has been an Executive Vice President of TCF Bank since 2010.

William S. Henak (age 60) has been Executive Vice President, Wholesale Banking of TCF Financial since January 1, 2016 with oversight over the equipment finance and leasing, inventory finance and commercial banking business units. Mr. Henak had been President and Chief Executive Officer at TCF Equipment Finance, a division of TCF Bank, since December 2012, and had also served in various leadership roles with TCF Equipment Finance, Inc., a wholly owned subsidiary of TCF Bank until its merger with the bank, since 2000 when TCF acquired First Commercial Capital Corporation, a general equipment leasing company that Mr. Henak founded in 1995. Prior to that, Mr. Henak had been an Executive Vice President for Computer Leasing, Inc., a computer leasing company, since 1985. Prior to entering the equipment finance industry, Mr. Henak was a Certified Public Accountant with KPMG Peat Marwick.

Andrew J. Jackson (age 60) has been the Chief Audit Executive Officer since August 2012 for TCF Financial and TCF Bank. Prior to joining TCF Financial, from July 2006 to August 2012, Mr. Jackson was Executive Vice President and Corporate Auditor, in charge of the Internal Audit function, of First Tennessee Bank, a financial services institution.

Michael S. Jones (age 50) became Executive Vice President, Consumer Banking on January 1, 2016. Prior to that, Mr. Jones had been Executive Vice President and Chief Financial Officer of TCF Financial since January 1, 2012. He also has served in various leadership positions with certain of TCF’s wholly-owned subsidiaries since 2008. Mr. Jones has nearly 20 years of financial experience in various functions including finance and operations. Prior to joining TCF, Mr. Jones held financial leadership positions with a subsidiary of PACCAR, Inc., a manufacturer of premium commercial vehicles, and various subsidiaries of General Electric Company, a large diversified technology and financial services company.

Patricia L. Jones (age 56) has been Executive Vice President and Chief Human Capital Officer of TCF Financial and of TCF Bank since December 2017, and Chief Administrative Officer since February 2019. Ms. Jones has over 20 years of experience in human resource management and has served in various leadership positions in human resources. Prior to joining TCF Financial, Ms. Jones served as the chief human resources officer for Arctic Cat, Inc., a snowmobile and all-terrain vehicle manufacturer, from March 2016 to May 2017 after its sale to Textron Inc. From 2009 through 2015, Ms. Jones served as the senior vice president of administration and chief human resources officer of Lifetouch, Inc., a privately-held photography company.

Brian W. Maass (age 45) has been Executive Vice President and Chief Financial Officer of TCF Financial and TCF Bank since January 1, 2016. He has also been an Executive Vice President of TCF Bank since 2012. Mr. Maass had been Chief Investment Officer and Treasurer of TCF Financial and TCF Bank since 2012. Prior to joining TCF, Mr. Maass was Senior Vice President, Corporate Treasury with Wells Fargo Bank, NA, a national banking association, since 2005. Mr. Maass held other senior leadership, treasury, finance and accounting positions at Wells Fargo since 2000. Prior to that, Mr. Maass was a Manager at Crowe Horwath LLP, a public accounting and consulting firm, within its Banking and Financial Services Group.

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Ownership of TCF Stock

TCF Stock Ownership of Directors and Executive Officers

COMMON STOCK

The following table shows ownership as of January 31, 2019 of TCF common stock by those indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class(3)
Directors who are not NEOs:
Peter Bell	65,773		*
William F. Bieber	904,109		*
Theodore J. Bigos	83,308		*
Karen L. Grandstrand	75,720		*
George G. Johnson	130,826		*
Richard H. King	25,706		*
Vance K. Opperman	123,389		*
Roger J. Sit	237,782		*
Julie H. Sullivan	10,224		*
Barry N. Winslow	208,401		*
Theresa M. H. Wise	—		*
NEOs:
Craig R. Dahl	655,070		*
Brian W. Maass	107,324		*
William S. Henak	282,546		*
Michael S. Jones	230,777		*
Thomas F. Jasper	360,712	(4)	*
All Directors and Executive Officers combined (23 persons)	4,063,504	(4)	2.5%

*	Represents 1.0% or less of the outstanding TCF common stock.
(1)	All shares are directly owned and the person indicated has sole voting and dispositive power, except as indicated in this footnote and footnote (2) below. Includes shares beneficially owned by affiliated trusts or family members who share the person’s household, with respect to which shares the indicated person disclaims any beneficial ownership, as follows: Mr. Bell, 40,141 shares; Mr. Bieber, 782,718 shares; Mr. Sit, 89,559 shares; Mr. Winslow, 203,316 shares; Mr. Jones, 117,903 shares; and all Directors and Executive Officers combined, 1,233,637 shares. Includes the following shares indirectly owned through related entities: Mr. Bigos, 8,000 shares; Mr. Sit, 100,000 shares; and all Directors and Executive Officers, 108,000 shares. Mr. Bigos and Mr. Sit disclaim any beneficial ownership in the shares owned by a related entity.
(2)	Includes whole shares of TCF common stock allocated to accounts in the 401(k) Plan for which the NEOs and certain Directors have shared voting power as follows: Mr. Dahl, 25,238 shares; Mr. Maass, 9,461 shares; Mr. Henak, 17,008 shares; Mr. Jones, 20,928 shares; Mr. Jasper, 14,868 shares; and all Directors and Executive Officers combined, 183,510 shares. Also includes whole shares of TCF common stock in the trust for the Supplemental Plan for which the NEOs and certain Directors do not have voting power, as follows: Mr. Dahl, 95,994 shares; Mr. Maass, 5,619 shares; Mr. Henak, 20,516 shares; Mr. Jones, 24,740 shares; Mr. Jasper, 28,561 shares; and all Directors and Executive Officers combined, 294,088 shares. Also includes whole shares of TCF common stock (all of which have vested) in the trust for the TCF Employees Deferred Stock Compensation Plan for which the NEOs do not have voting power, as follows: Mr. Dahl, 112,500 shares; Mr. Jones, 25,628 shares; Mr. Jasper, 173,505 shares; and all Directors and Executive Officers combined, 321,633 shares. Also includes whole shares of TCF common stock (vested and unvested) in the trust for the Directors Deferred Compensation Plan for which the holder does not have voting power, as follows: Mr. Bell, 11,475 shares; Mr. Bieber, 120,791 shares; Mr. Bigos, 70,611 shares; Ms. Grandstrand, 75,720 shares; Mr. Johnson, 127,269 shares; Mr. King, 25,706 shares; Mr. Opperman, 93,300 shares; Mr. Sit, 35,091 shares; Dr. Sullivan, 10,224 shares; and all Directors and Executive Officers combined, 570,187 shares.
(3)	As of January 31, 2019, there were 163,967,272 shares of TCF common stock outstanding. The percentage for each Director and Executive Officer has been calculated by treating as outstanding the shares which could be purchased upon the exercise of outstanding options by such Director or Executive Officer within 60 days after January 31, 2019.
(4)	Includes shares pledged as collateral for loans to Directors or NEOs as follows: Mr. Jasper, 85,939 shares.

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PREFERRED STOCK

The following table shows ownership as of January 31, 2019 of depositary shares each representing a 1/1000th interest in a share of 5.70% Series C Non-Cumulative Perpetual Preferred Stock (the “Series C Preferred Stock”) by those indicated.

Series C Preferred Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Directors who are not NEOs:
Peter Bell	—	*
William F. Bieber	—	*
Theodore J. Bigos	—	*
Karen L. Grandstrand	—	*
George G. Johnson	—	*
Richard H. King	—	*
Vance K. Opperman	—	*
Roger J. Sit	—	*
Julie H. Sullivan	—	*
Barry N. Winslow	12,000	*
Theresa M. H. Wise	—	*
NEOs:
Craig R. Dahl	—	*
Brian W. Maass	—	*
William S. Henak	—	*
Michael S. Jones	—	*
Thomas F. Jasper	—	*
All Directors and Executive Officers (23 persons)	12,000	*

*	Represents 1.0% or less of the outstanding class of stock.
(1)	As of January 31, 2019, there were 7.0 million depository shares of Series C Preferred Stock outstanding.

TCF Common Stock Ownership of Certain Beneficial Owners

The following table shows ownership as of December 31, 2018 of each person known by us to beneficially own more than five percent of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of TCF Common Stock	Percent of Class(4)
The Vanguard Group(1)	15,988,093	9.58%
BlackRock, Inc.(2)	15,061,981	9.00%
Dimensional Fund Advisors, LP(3)	10,198,061	6.11%

(1)	The information that follows is based upon the Schedule 13G/A filed with the SEC on behalf of The Vanguard Group on February 11, 2019. Information is as of December 31, 2018. Beneficial ownership of shares by The Vanguard Group is in the following manner: sole voting power, 77,985 shares; shared voting power, 16,995 shares; sole dispositive power, 15,907,832 shares; and shared dispositive power, 80,261 shares. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.
(2)	The information that follows is based upon the Schedule 13G/A filed with the SEC on behalf of BlackRock, Inc. on February 6, 2019. Information is as of December 31, 2018. Beneficial ownership of shares by BlackRock, Inc. is in the following manner: sole voting power, 14,421,478 shares; shared voting power, 0 shares; sole dispositive power, 15,061,981 shares; and shared dispositive power, 0 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)	The information that follows is based upon the Schedule 13G/A filed with the SEC on behalf of Dimensional Fund Advisors, LP on February 8, 2019. Information is as of December 31, 2018. Beneficial ownership of shares by Dimensional Fund Advisors, LP is in the following manner: sole voting power, 9,859,800 shares; shared voting power, 0 shares; sole dispositive power, 10,198,061 shares; and shared dispositive power, 0 shares. The address of Dimensional Fund Advisors, LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.
(4)	As of December 31, 2018, there were 163,923,227 shares of TCF common stock outstanding.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires TCF’s Directors, executive officers, and persons who beneficially own more than ten percent of the outstanding shares of TCF common stock to file certain stock ownership reports with the SEC. Such Directors, executive officers and greater than ten percent stockholders are also required by SEC rules to furnish TCF with copies of all forms that they file pursuant to Section 16(a). Based solely on a review of the copies of such reports received by the Company and upon representations signed by Directors, executive officers, and greater than ten percent stockholders, TCF believes that all reports required by officers and Directors were filed on a timely basis during 2018, except that a form reporting the tax forfeiture related to the vesting of a performance-based restricted stock award for Mr. Jones omitted information related to the vesting of 50,000 shares. The acquisition information was subsequently reported in an amendment to the original Form 4.

Additional Information

Who is Permitted to Vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting if you owned shares of TCF’s common stock at the close of business on February 25, 2019. Each share of TCF common stock you owned as of the Record Date entitles you to one vote on each proposal at the Annual Meeting.

You may vote “FOR” or “WITHHOLD” with respect to each nominee for Proposal 1. With respect to all other proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.”

Stockholders of Record

If your shares of TCF common stock are registered directly in your name, then you are considered the stockholder of record with respect to those shares and you may grant your proxy directly to the individuals listed on the proxy card or vote in person at the Annual Meeting.

“Street Name” Holders

If your shares are held in a stock brokerage account or by any other nominee, then you are considered the beneficial owner of those shares, which are said to be held in “street name.” As the beneficial owner, you may direct your broker or other nominee how to vote your shares using the voting instructions provided to you by that broker or other nominee. You may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker or other nominee.

How is a Quorum Determined?

A majority of the shares of TCF common stock outstanding as of the Record Date must be present in person or by proxy at the Annual Meeting in order to have a quorum. Broker non-votes (described below) of your shares are counted as present for purposes of establishing a quorum. If you vote by proxy before the Annual Meeting but decide to withhold authority or abstain on one or more proposals, you are counted as being present at the Annual Meeting and your shares count for purposes of establishing a quorum but will not be deemed to have been voted in favor of such proposal(s).

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How do I Vote?

Stockholders of Record

In addition to voting your shares in person at the Annual Meeting, you can also vote your shares of TCF common stock in advance of the Annual Meeting by submitting a proxy to TCF using one of the following options:

•	online using the instructions for Internet voting shown on the Notice or proxy card(s);
•	by telephone using the instructions for telephone voting shown on the proxy card(s); or
•	by mail by marking the proxy card(s) with your instructions and then signing, dating and returning the proxy card(s) in the enclosed return addressed envelope.

The individuals designated as proxies on a proxy submitted to TCF will vote your shares based on your instructions. If you submit your proxy card(s) to TCF, but do not give instructions as to any or all of the proposals, your proxies will vote in accordance with the Directors’ recommendations for each proposal for which you do not provide instructions. If any other business comes before the Annual Meeting, your proxies will vote your proxy according to their own judgment.

“Street Name” Holders

You must follow the voting instructions provided by your broker or other nominee. Under the rules of the NYSE, brokers who hold your shares in “street name” have the authority to vote shares for which they do not receive instructions on all routine matters submitted for approval at the Annual Meeting. In the absence of your specific instructions as to how to vote, your broker will not have authority to vote on the matters considered non-routine, which includes all actions other than Proposal 3, the Advisory (Non-Binding) Vote to Ratify the Appointment of KPMG LLP as Independent Registered Public Accountants for the Fiscal Year Ending December 31, 2019. Investors who hold their stock in “street name” are invited to attend the Annual Meeting; however, you must obtain a legal proxy from the stockholder of record (your broker or other nominee) in order to vote your shares in person at the Annual Meeting.

Annual Meeting Webcast

Only stockholders who attend in person may vote during the Annual Meeting. Stockholders listening to the Annual Meeting via webcast are not able to vote during the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting in person or listen to the Annual Meeting via webcast, please vote in advance by proxy by following the instructions set forth on the Notice or proxy card(s).

Notice

You may not vote by filling out and returning the Notice. The Notice identifies the items to be voted on at the Annual Meeting and provides instructions on how to access TCF’s proxy materials and submit your vote, but you cannot vote by marking the Notice and returning it.

I Have Already Submitted my Proxy, May I Revoke it and Vote at the Annual Meeting?

Yes, your proxy is revocable and is automatically revoked if you submit a valid proxy with a later date or vote at the meeting. You can vote your shares at the Annual Meeting by written ballots available at the Annual Meeting, even if you voted them in advance by proxy. However, if your shares are held in “street name” by a broker or other nominee, you must bring with you to the Annual Meeting a legal proxy from them showing you as the owner. Stockholders who listen to the Annual Meeting via the webcast will not be able to revoke proxies or vote at the Annual Meeting via the webcast.

What is the Vote Required for Approval?

For Proposal 1, the election of Directors, the 12 candidates who receive the most “FOR” votes (a “plurality”) will be elected; provided, however, that any Director nominee who receives a greater number of “WITHHOLD” votes from his or her election than votes “FOR” such election shall immediately offer his or her resignation to the Board, which will then decide whether to accept the resignation. Proposal 2 and Proposal 3 must be approved by a majority of the shares present in person or by proxy and entitled to vote on the subject matter at the Annual Meeting.

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What is a “Broker Non-Vote” and What is the Effect of Broker Non-Votes and Abstentions?

A “broker non-vote” occurs when your broker or other institution holding title to your shares as your nominee (in “street name”) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from you. Generally, if a broker returns a “non-vote” proxy with respect to a proposal, then the shares covered by such a “non-vote” proxy will be counted as present for purposes of determining a quorum, but will not be counted in determining the outcome of the vote on that matter at the Annual Meeting. In the absence of specific instructions from you, your broker or other institution holding title to your shares as nominee will not have discretion to vote on any matters at the Annual Meeting other than Proposal 3, the Advisory (Non-Binding) Vote to Ratify the Appointment of KPMG LLP as Independent Registered Public Accountants for the Fiscal Year Ending December 31, 2019.

A properly executed proxy marked “ABSTAIN” with respect to a proposal will be counted as present for purposes of determining a quorum, but will not be deemed to have voted for such proposal. Because shares voted “ABSTAIN” are counted as entitled to vote on a proposal, abstentions will have the same effect as a vote against the proposal.

Who Pays for the Expenses Related to Proxy Solicitation?

TCF is paying all costs of solicitation. Proxies may be solicited on TCF’s behalf by Directors, officers or employees in person or by telephone, electronic transmission, mail, or facsimile. Directors, officers, and employees will not receive any additional compensation for such services. TCF will, upon request, reimburse brokerage firms and other nominees for their reasonable expenses incurred for forwarding solicitation materials to beneficial owners of TCF common stock.

Who will Count the Votes?

A representative of Broadridge Financial Solutions, Inc., TCF’s tabulation agent, will tabulate the votes and act as the independent inspector of election.

How do I Attend the Annual Meeting?

Annual Meeting attendance is limited to TCF stockholders as of the Record Date. To attend the Annual Meeting, you will be required to present a valid form of photo identification as well as proof that you own TCF common stock, which can include the following:

Registered Stockholders:

•	Your Notice of Internet Availability of Proxy Materials; or
•	The admission ticket attached to the top half of your proxy card if you received a paper copy of the proxy materials; or
•	A printout of the email you received to vote your shares if you received your proxy materials via email.

Street Name Stockholders:

•	Brokerage statement or letter from your bank or broker showing your holdings of TCF common stock.

May Stockholders submit Proposals or Nominate Directors for this Annual Meeting?

Prior to the respective deadlines, stockholders are permitted to submit proposals or to nominate Directors to be acted on at the Annual Meeting. The deadline for stockholders to submit proposals or a Director nomination for inclusion in this Proxy Statement was November 14, 2018, and the deadline to submit proposals or nominations not to be included in this Proxy Statement was January 25, 2019.

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What is TCF’s Policy on Stockholder Nominations?

Please refer to “Corporate Governance – Director Nominations” above for a description of TCF’s policy on stockholder nominations.

How can Stockholders Submit Proposals and Nominate Directors for Next Year’s Annual Meeting?

If you are a stockholder and you wish to have a proposal included in TCF’s proxy statement for the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), you must submit your request in writing to the Company’s Corporate Secretary no later than November 16, 2019. We suggest that you send any such proposals by certified mail. The Board has the right to review stockholder proposals to determine if they meet the SEC requirements for being included in the proxy statement.

TCF’s Bylaws permit proxy access by stockholders. An Eligible Stockholder must submit a nomination between October 17, 2019 and November 16, 2019. We suggest that you send any such proposals by certified mail. The Board has the right to review nominations to determine if they meet the requirements set forth in the Bylaws for being included in the proxy statement.

Director nominations and stockholder proposals not included in proxy mailings may be submitted for the 2020 Annual Meeting if they meet the requirements set forth in TCF’s Bylaws. Stockholders must deliver notice of a proposal or Director nomination to the Company’s Corporate Secretary between December 26, 2019 and January 25, 2020 if the 2020 Annual Meeting is held on a day not more than 30 days before or more than 70 days after the anniversary of the 2019 Annual Meeting, otherwise the deadline is ten days after the earlier of the date that: (i) public disclosure of the date of the 2020 Annual Meeting was made: or (ii) notice of the date of the annual meeting was mailed. Stockholders can nominate Directors at an Annual Meeting if the nomination: (i) is submitted to the Company’s Corporate Secretary by the deadline set forth above and: (ii) satisfies the informational and other requirements in the Bylaws of TCF as determined by the Board. TCF reserves the right to vote all proxies as it determines in its discretion on any stockholder proposals or nominations, pursuant to authority provided on the proxy card. Also, see TCF’s Director Nominations policy described above under “Corporate Governance.”

How can Stockholders get copies of TCF’s Annual Report?

STOCKHOLDERS MAY RECEIVE A FREE COPY OF TCF FINANCIAL’S 2018 ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS. If you wish to receive a copy, please send a written request to the Company’s Corporate Secretary at 200 Lake Street East, Mail Code EX0-01-G, Wayzata, MN 55391-1693. If you want copies of exhibits to the 2018 Annual Report on Form 10-K, a reasonable charge may be required to cover the expense. You can also visit the Investor Relations section of TCF’s website, http://ir.tcfbank.com for free access to TCF’s SEC filings.

Householding

TCF may elect to combine mailings to stockholders living at the same address, as permitted under the rules of the SEC. Consequently, only one copy of each of the annual report, proxy statement, or the Notice may be delivered to multiple stockholders sharing an address unless TCF has received contrary instructions from one or more of such stockholders. TCF will deliver promptly upon written or oral request a separate copy of its 2018 Annual Report on Form 10-K, this proxy statement or Notice, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. With regard to householding, you may direct any requests for separate copies to the Company’s Corporate Secretary at the TCF address provided above. If you reside at the same address as another stockholder and you prefer to receive your own copy of the annual report, proxy statement, or the Notice in the future, you may contact TCF’s transfer agent, Computershare, by calling its toll-free number, (800) 443-6852, or writing to them at Computershare, P.O. Box 505000, Louisville, KY 40233. Your request with regard to householding will be effective 30 days after receipt. If you are currently receiving multiple copies of the annual report, proxy statement, or the Notice and prefer to receive a single set for your household, you may also contact Computershare at the phone number or address above.

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Appendix A

The computations of adjusted ROACE, ROATCE and adjusted ROATCE were as follows:

		For the Year Ended December 31,
(Dollars in thousands)		2018	2017	2016
Net income available to common stockholders	(a)	$289,289	$242,954	$192,736
Plus: Goodwill impairment		—	73,041	—
Plus: Other intangibles amortization and impairment(1)		3,426	2,354	1,388
Less: Income tax expense attributable to other intangibles amortization and impairment		801	1,050	493
Adjusted net income available to common stockholders	(b)	$291,914	$317,299	$193,631

Net income available to common stockholders adjusted for CFPB/OCC settlement:
Net income available to common stockholders		$289,289	$242,954	$192,736
Plus: CFPB/OCC settlement adjustment		32,000	—	—
Less: Income tax expense attributable to CFPB/OCC settlement adjustment		6,491	—	—
Net income available to common stockholders adjusted for CFPB/OCC settlement	(c)	314,798	242,954	192,736
Plus: Goodwill impairment		—	73,041	—
Plus: Other intangibles amortization and impairment(1)		3,426	2,354	1,388
Less: Income tax expense attributable to other intangibles amortization and impairment		801	1,050	493
Adjusted net income available to common stockholders adjusted for CFPB/OCC settlement	(d)	$317,423	$317,299	$193,631

Average balances:
Total equity		$2,530,502	$2,535,938	$2,394,701
Less: Non-controlling interest in subsidiaries		24,323	22,514	21,525
Total TCF Financial Corporation stockholders' equity		2,506,179	2,513,424	2,373,176
Less: Preferred stock		176,971	264,474	263,240
Average total common stockholders' equity	(e)	2,329,208	2,248,950	2,109,936
Less:
Goodwill, net		154,757	219,144	225,640
Other intangibles, net(1)		22,162	12,807	2,414
Average tangible common stockholders' equity	(f)	$2,152,289	$2,016,999	$1,881,882

Average total common stockholders' equity adjusted for CFPB/OCC settlement:
Average total common stockholders' equity		$2,329,208	$2,248,950	$2,109,936
Plus: CFPB/OCC settlement adjustment to average total common stockholders' equity		1,048	—	—
Average total common stockholders' equity adjusted for CFPB/OCC settlement	(g)	2,330,256	2,248,950	2,109,936
Less:
Goodwill, net		154,757	219,144	225,640
Other intangibles, net(1)		22,162	12,807	2,414
Adjusted average tangible common stockholders' equity	(h)	$2,153,337	$2,016,999	$1,881,882

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		For the Year Ended December 31,
(Dollars in thousands)		2018	2017	2016
ROACE	(a) / (e)	12.42%	10.80%	9.13%
Adjusted ROACE	(c) / (g)	13.51	10.80	9.13
ROATCE	(b) / (f)	13.56	15.73	10.29
Adjusted ROATCE	(d) / (h)	14.74	15.73	10.29

(1)	Includes non-mortgage servicing assets.

The computation of the adjusted efficiency ratio was as follows:

		For the Year Ended December 31,
(Dollars in thousands)		2018	2017	2016
Non-interest expense	(a)	$1,014,400	$1,059,934	$909,887
Less: CFPB/OCC settlement adjustment		32,000	—	—
Adjusted non-interest expense	(b)	$982,400	$1,059,934	$909,887

Net interest income		$992,007	$925,238	$848,106
Non-interest income		470,885	448,299	465,900
Total revenue	(c)	$1,462,892	$1,373,537	$1,314,006

Efficiency ratio	(a) / (c)	69.34%	77.17%	69.25%
Adjusted efficiency ratio	(b) / (c)	67.15	77.17	69.25

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VOTE ONLINE - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 23, 2019. Have your proxy card available when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by TCF in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 23, 2019. Have your proxy card available when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ATTENDING THE ANNUAL MEETING
If you plan to attend the Meeting, you will be required to present a valid form of photo identification and this admission ticket to be admitted.

To view or print a copy of the proxy statement or Annual Report, go to www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E59870-P15894 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TCF FINANCIAL CORPORATION

The Board of Directors recommends that you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of 12 Directors, each to serve a one-year term	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Peter Bell
02) William F. Bieber
03) Theodore J. Bigos
04) Craig R. Dahl
05) Karen L. Grandstrand
06) George G. Johnson
07) Richard H. King
08) Vance K. Opperman
09) Roger J. Sit
10) Julie H. Sullivan
11) Barry N. Winslow
12) Theresa M. H. Wise

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Advisory (Non-Binding) Vote to Approve Executive Compensation as Disclosed in the Proxy Statement.	☐	☐	☐
3. Advisory (Non-Binding) Vote to Ratify the Appointment of KPMG LLP as Independent Registered Public Accountants for 2019.	☐	☐	☐

For address change and/or comments, please check this box and write them on the back where indicated. ☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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ADMISSION TICKET

2019 Annual Meeting of Stockholders

Please present this admission ticket, along with a valid form of photo identification, to gain admittance to the Meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E59871-P15894

TCF FINANCIAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
April 24, 2019

As the stockholder(s) named on this card, you hereby appoint Brian W. Maass and Joseph T. Green, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote upon all matters that may properly come before the Annual Meeting of Stockholders to be held at 4:00 p.m. Central Time on Wednesday, April 24, 2019 (the "Meeting"), at the DoubleTree by Hilton Minneapolis - Park Place, 1500 Park Place Boulevard, Minneapolis, Minnesota, all of the shares of common stock of TCF Financial Corporation that you are entitled to vote at the Meeting and any adjournment or postponement thereof upon all matters that may properly come before the Meeting, subject to any directions indicated on the reverse side of this card.

If shares of stock are owned through the TCF 401(k) Plan ("401(k) Plan"), your vote will provide voting instructions to the 401(k) Plan trustee which has been instructed to vote all shares at the Meeting and any adjournment thereof. The Advisory Committee for the 401(k) Plan will instruct the 401(k) Plan trustee to vote all shares in the 401(k) Plan for which instructions are not received from you by April 19, 2019.

This proxy, when properly executed, will be voted as directed by you upon all matters that may properly come before the Meeting. If no such directions are made, this proxy will be voted for the election of the nominees listed on the reverse side for the Board of Directors and in accordance with the Directors' recommendations for each proposal that may properly come before the Meeting. If any of the following items arise, the proxies will vote in their own discretion: (a) any other business that may properly come before the meeting for which the Board of Directors did not receive timely notice; (b) approval of minutes of the prior Annual Stockholders' Meeting; (c) election of any person as a Director in place of a nominee who is unable to serve or who for good cause will not serve; and (d) matters incident to the conduct of the Meeting. The stockholder can revoke this proxy after submitting it (see proxy statement).

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE